UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

________________________________

SCHEDULE 14A

________________________________

Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934

Filed by the Registrant	☒
Filed by a Party other than the Registrant	☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

PAYA HOLDINGS INC.

(Name of registrant as specified in its charter)

__________________________________________________________________________________________________________

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
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☐	Fee paid previously with preliminary materials.
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

Dear Fellow Shareholders,

We are pleased to invite you to attend the Annual Meeting of Shareholders of Paya Holdings Inc. (“Paya” or the “Company”) to be held on Tuesday, May 31, 2022, at 9:00 a.m. Eastern Time. This year’s Annual Meeting will be conducted virtually, via live audio webcast in light of the ongoing risks resulting from the COVID-19 pandemic. Protecting the health and well-being of the attendees (employees, shareholders and the general public) is our top priority. You will be able to attend the meeting online by visiting www.meetnow.global/MFHZ4AP. By logging in using the 15-digit control number included on your proxy card or on the voting instruction form accompanying these proxy materials, you will be able to submit questions and vote your shares electronically during the meeting.

The accompanying proxy statement provides information about the matters we will ask you to consider at the Annual Meeting, which are:

1.      to elect three nominees identified in the accompanying proxy statement to serve as Class II directors until the 2025 Annual Meeting and until their successors are duly elected and qualified;

2.      to consider the approval, by an advisory vote, of the compensation of the Company’s named executive officers (i.e., “say-on-pay” proposal);

3.      to approve, by an advisory vote, the frequency of future advisory votes to approve the compensation of the Company’s named executive officers (i.e., “say-on-pay” frequency);

4.      to approve an amendment to the Company’s 2020 Omnibus Incentive Plan to (i) increase the maximum number of shares of common stock authorized for issuance thereunder by 10,000,000 shares, (ii) impose a minimum vesting requirement of at least one year for all awards granted pursuant to the plan, and (iii) prohibit dividends and dividend equivalents to be paid on awards that have not yet vested or been earned;

5.      to ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2022; and

6.      to transact other business as may properly come before the meeting or any adjournment of the meeting.

Our Board of Directors (the “Board”) has set the record date as April 4, 2022. Only shareholders that owned shares of the Company’s common stock at the close of business on that day are entitled to notice of and may vote at this meeting or any adjournment of the meeting. A list of the Company’s shareholders of record will be available at our corporate headquarters located at 303 Perimeter Center North Suite 600 Atlanta, Georgia 30346 during ordinary business hours for at least ten days prior to May 31, 2022, and on the date of the meeting, on the virtual platform for the Annual Meeting at www.meetnow.global/MFHZ4AP.

Your vote is important. Whether or not you plan to attend the virtual Annual Meeting, we urge you to vote. You may vote by proxy over the Internet, by telephone, or by mail by following the instructions on the proxy card. Voting by proxy will ensure your representation at the Annual Meeting regardless of whether you attend.

Sincerely,

/s/ Aaron Cohen	/s/ Jeffrey Hack
AARON COHEN	JEFFREY HACK
Chair	Chief Executive Officer

NOTICE OF 2022 ANNUAL MEETING OF SHAREHOLDERS

The 2022 annual meeting of shareholders of Paya Holdings Inc. will be held via the internet at www.meetnow.global/MFHZ4AP on Tuesday, May 31, 2022, at 9:00 a.m. Eastern Time for the following purposes:

1.      to elect three nominees identified in the accompanying proxy statement to serve as Class II directors until the 2025 Annual Meeting and until their successors are duly elected and qualified;

2.      to consider the approval, by an advisory vote, of the compensation of the Company’s named executive officers (i.e., “say-on-pay” proposal);

3.      to approve, by an advisory vote, the frequency of future advisory votes to approve the compensation of the Company’s named executive officers (i.e., “say-on-pay” frequency);

4.      to approve an amendment to the Company’s 2020 Omnibus Incentive Plan to (i) increase the maximum number of shares of common stock authorized for issuance thereunder by 10,000,000 shares, (ii) impose a minimum vesting requirement of at least one year for all awards granted pursuant to the plan, and (iii) prohibit dividends and dividend equivalents to be paid on awards that have not yet vested or been earned;

5.      to ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2022; and

6.      to transact other business as may properly come before the meeting or any adjournment of the meeting.

A list of shareholders entitled to vote at the meeting will be available for examination by any shareholder for any purpose relevant to the meeting during ordinary business hours for at least ten days prior to May 31, 2022, at 303 Perimeter Center North Suite 600 Atlanta, Georgia 30346 and on the date of the meeting, on the virtual platform for the Annual Meeting at www.meetnow.global/MFHZ4AP.

The proxy statement is first being delivered to the Company’s shareholders as of the record date on or about April 29, 2022.

By Order of the Board of Directors

/s/ Melinda Doster

MELINDA DOSTER

General Counsel and Secretary

Page
COMMONLY ASKED QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING	1
BOARD OF DIRECTORS AND CORPORATE GOVERNANCE	5
PROPOSAL 1 — ELECTION OF DIRECTORS	8
EXECUTIVE OFFICERS	17
EXECUTIVE AND DIRECTOR COMPENSATION	18
CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS	27
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	29
PROPOSAL 2 — SAY-ON-PAY	31
PROPOSAL 3 — SAY-ON-PAY FREQUENCY	32
PROPOSAL 4 — APPROVAL OF AN AMENDMENT TO THE PAYA HOLDINGS INC. 2020 OMNIBUS INCENTIVE PLAN TO INCREASE THE NUMBER OF SHARES OF COMMON STOCK AUTHORIZED FOR ISSUANCE THEREUNDER BY 10,000,000 SHARES, IMPOSE A MINIMUM VESTING REQUIREMENT AND PROHIBIT DIVIDEND PAYMENTS ON UNVESTED AWARDS	33
PROPOSAL 5 — RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	42
AUDIT AND RISK COMMITTEE REPORT	43
OTHER MATTERS	44
AVAILABILITY OF SEC FILINGS, CODE OF CONDUCT AND COMMITTEE CHARTERS	45
COST OF PROXY SOLICITATION	46
ANNEX A — AMENDMENT TO PAYA HOLDINGS INC. OMNIBUS INCENTIVE PLAN	A-1

i

COMMONLY ASKED QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING

Q:     Why did I receive these materials?

The Board of the Company is soliciting your proxy to vote at our 2022 Annual Meeting of Shareholders (or at any postponement or adjournment of the meeting). Shareholders who own shares of our common stock as of the record date, April 4, 2022 (the “Record Date”), are entitled to vote at the Annual Meeting. You should review these proxy materials carefully as they give important information about the proposals that will be voted on at the Annual Meeting, as well as other important information about the Company.

Householding.    The Securities and Exchange Commission’s (“SEC”) rules permit us to print an individual’s multiple accounts on a single set of annual meeting materials. To take advantage of this opportunity, we have summarized on one set of annual meeting materials all of the accounts registered with the same tax identification number or duplicate name and address, unless we received contrary instructions from the impacted shareholder prior to the mailing date. We agree to deliver promptly, upon written or oral request, a separate copy of the annual meeting materials, as requested, to any shareholder to which a single copy of those documents was delivered. If you prefer to receive separate copies of the annual meeting materials, contact Broadridge Financial Solutions, Inc. at 1-866-540-7095 or in writing at Broadridge, Householding Department, 51 Mercedes Way, Edgewood, New York 11717. A number of brokerage firms have instituted householding. They will have their own procedures for shareholders who wish to receive individual copies of the proxy materials.

Q:     Who will be entitled to vote?

Shareholders who own shares of our common stock as of the Record Date, are entitled to vote at the Annual Meeting. As of the Record Date, the Company had 132,067,113 shares of common stock outstanding. Holders of shares of common stock are entitled to one vote per share. Cumulative voting is not permitted with respect to the election of directors or any other matter to be considered at the Annual Meeting.

Q:     What will I be voting on?

You will be voting on:

1.      the election of three Class II directors to serve on the Board until the 2025 Annual Meeting and until their successors are duly elected and qualified;

2.      the approval, by an advisory vote, of the compensation of the Company’s named executive officers (i.e., “say-on-pay” proposal);

3.      the approval, by an advisory vote, the frequency of future advisory votes to approve the compensation of the Company’s named executive officers (i.e., “say-on-pay” frequency);

4.      the approval of an amendment to the Company’s 2020 Omnibus Incentive Plan to (i) increase the maximum number of shares of common stock authorized for issuance thereunder by 10,000,000 shares, (ii) impose a minimum vesting requirement of at least one year for all awards granted pursuant to the plan, and (iii) prohibit dividends and dividend equivalents to be paid on awards that have not yet vested or been earned;

5.      the ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2022; and

6.      any other business as may properly come before the meeting or any adjournment of the meeting.

Q:     How does the Board recommend I vote on these matters?

The Board recommends you vote:

1.      FOR the election of Debora Boyda, Kalen James (KJ) McConnell and Jeffrey Hack as Class II directors;

2.      FOR the approval, by an advisory vote, of the compensation of the Company’s named executive officers, as disclosed in this proxy statement (i.e., “say-on-pay” proposal);

3.      EVERY YEAR for the frequency of future advisory votes to approve named executive officer compensation (i.e., “say-on-pay” frequency);

4.      FOR the approval of the amendment to the Company’s 2020 Omnibus Incentive Plan to (i) increase the maximum number of shares of common stock authorized for issuance thereunder by 10,000,000 shares, (ii) impose a minimum vesting requirement of at least one year for all awards granted pursuant to the plan, and (iii) prohibit dividends and dividend equivalents to be paid on awards that have not yet vested or been earned; and

5.      FOR the ratification of the appointment of Ernst & Young as our independent registered public accounting firm for the year ending December 31, 2022.

Q:     How do I cast my vote?

Beneficial Shareholders.    If you hold your shares through a broker, trustee or other nominee, you are a beneficial shareholder. In order to vote your shares, please refer to the materials forwarded to you by your broker, bank or other nominee for instructions on how to vote the shares you hold as a beneficial shareholder.

Registered Shareholders.    If you hold shares in your own name, you are a registered shareholder and may vote during the virtual Annual Meeting at www.meetnow.global/MFHZ4AP. You will need log in by entering your unique 15-digit control number included on your proxy card or on the instructions that accompany your proxy materials. Only one person will be able to log in with that unique control number at any time. You can also vote by proxy before the Annual Meeting in the following ways:

1.      via the Internet at www.envisionreports.com/PAYA;

2.      by phone by calling 1-800-652-VOTE (8683); or

3.      by signing and returning a proxy card.

Proxies submitted via the Internet or by telephone must be received by 11:59 p.m., Eastern Time, on May 30, 2022.

Q:     Can I access the proxy materials electronically?

Yes. Our proxy materials are available at https://investors.paya.com. In addition, instead of receiving future copies of our proxy statement and annual reports by mail, shareholders of record and most beneficial owners can elect to receive an email that will provide an electronic link to these documents. If you would like to instruct us to send electronic copies of our proxy materials, you should follow the instructions available at www.envisionreports/PAYA. Your election to receive future proxy materials by email will remain in effect until you revoke it.

Q:     How may I change or revoke my proxy?

Beneficial Shareholders.    Beneficial shareholders should contact their broker, trustee or nominee for instructions on how to change their proxy vote.

Registered Shareholders.    Registered shareholders may change a properly executed proxy at any time before its exercise:

1.      via the Internet at www.envisionreports.com/PAYA;

2.      by phone by calling 1-800-652-VOTE (8683);

3.      by signing and returning a new proxy card; or

4.      by voting at the virtual Annual Meeting.

Q:     How can I attend the virtual Annual Meeting?

The Annual Meeting is being held as a virtual only meeting this year.

If you are a shareholder of record as of the Record Date, you may attend, vote and ask questions virtually at the meeting by logging in at www.meetnow.global/MFHZ4AP and entering your 15-digit control number. This number is included in your proxy card.

If you are a shareholder holding your shares in “street name” as of the Record Date, you must register in advance to attend the Annual Meeting. To register, you must submit proof of your “legal proxy” obtained from your bank, broker or nominee reflecting your Company holdings, along with your name and email address to Computershare: (1) by email to legalproxy@computershare.com; or (2) by mail to Computershare, Paya Holdings Legal Proxy, P.O. Box 43001, Providence, RI 02940-3001. Obtaining a “legal proxy” may take several days and shareholders are advised to register as far in advance as possible. Requests for registration must be labeled as “Legal Proxy” and be received no later than 5:00 p.m., ET, on May 25, 2022. You will receive a confirmation email from Computershare of your registration. Once registered, you may participate in and vote at the Annual Meeting by following the instructions available on the meeting website.

If you encounter any difficulty accessing the virtual meeting, please contact 1-888-724-2416 or 1-781-575-2748 for assistance. You may not vote your shares via the Internet or ask questions at the virtual Annual Meeting unless you receive a valid proxy from your brokerage firm, bank, broker-dealer or other nominee holder.

If you are a shareholder as of the Record Date and have logged in using your 15-digit control number, you may type questions into the dialog box provided at any point during the meeting (until the floor is closed to questions). The audio broadcast of the Annual Meeting will be archived at www.meetnow.global/MFHZ4AP for at least one year.

If you are not a shareholder as of the Record Date or do not log in using your 15-digit control number, you may still listen to the Annual Meeting, but will not be able to ask questions or vote at the meeting.

Q:     Why is the Annual Meeting virtual only?

In light of the ongoing risks resulting from the COVID-19 pandemic, we think a virtual only meeting for this year is advisable to protect the health and well-being of the attendees (employees, directors, shareholders and the general public). We are excited to embrace the latest technology to provide ease of access, real-time communication, and cost savings for our shareholders and the Company. Hosting a virtual meeting makes it easy for our shareholders to participate from any location around the world.

Q:     What is the voting requirement to approve each of the proposals, and how are the votes counted?

PROPOSAL 1 — ELECTION OF DIRECTORS

A plurality of the votes cast by the shares of common stock present in person or represented by proxy at the meeting and entitled to vote thereon is required to elect each nominee named herein. This means that the three nominees receiving the highest number of votes at the Annual Meeting will be elected, even if those votes do not constitute a majority of the votes cast. Abstentions and broker non-votes will not impact the election of the nominees.

PROPOSAL 2 — NON-BINDING ADVISORY VOTE ON NAMED EXECUTIVE OFFICER COMPENSATION

PROPOSAL 4 — AMENDMENT TO THE COMPANY’S 2020 OMNIBUS INCENTIVE PLAN; AND

PROPOSAL 5 — RATIFICATION OF THE APPOINTMENT OF THE INDEPENDENT REGISTERED ACCOUNTING FIRM

The affirmative vote of a majority of the shares of common stock present in person or represented by proxy at the meeting and entitled to vote thereon is required to approve Proposals 2, 4 and 5. Abstentions will be counted as present and entitled to vote on these proposals and will therefore have the effect of a negative vote. Broker non-votes will not be entitled to vote on Proposal 2 (non-binding advisory vote on named executive officer compensation) and Proposal 4 (amendment to the Company’s 2020 Omnibus Incentive Plan) and will therefore have no effect on these proposals. We do not expect there to be any broker non-votes with respect to Proposal 5 (the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2022).

With respect to Proposal 2 (non-binding advisory vote on named executive officer compensation), although the results will not be binding on the Board, the Board will consider the results of the shareholder vote when making future decisions regarding executive compensation.

PROPOSAL 3 — NON-BINDING ADVISORY APPROVAL OF SAY-ON-PAY FREQUENCY

In the case of Proposal 3, the frequency that receives the highest number of votes cast will be deemed to be the frequency selected by shareholders. Abstention and broker non-votes will not count in the determination of which alternative receives the highest number of votes cast. Although the results will not be binding on the Board, the Board will consider the results of the shareholder vote when making future decisions regarding the frequency with which it will submit for shareholder approval the compensation of the Company’s named executive officers.

Q:     When will the results of the vote be announced?

The preliminary voting results will be announced at the virtual Annual Meeting. The final voting results will be published in a Current Report on Form 8-K filed with the SEC within four business days of the Annual Meeting.

Q:     What is the deadline for submitting a shareholder proposal or director nomination for the 2023 Annual Meeting?

Shareholder proposals pursuant to SEC Rule 14a-8 for inclusion in the Company’s proxy statement and form of proxy for the Company’s annual meeting of shareholders to be held in 2023, must be received by the Company at our principal executive offices at 303 Perimeter Center North Suite 600 Atlanta, Georgia 30346 no later than the close of business on December 30, 2022. Shareholders wishing to make a director nomination or bring a proposal before the annual meeting to be held in 2023 (but not include it in the Company’s proxy materials) must provide written notice of such proposal to the Secretary at the Company’s principal executive offices no later than the close of business on March 2, 2023 and not earlier than the close of business on January 31, 2023, assuming the Company does not change the date of the 2023 annual meeting of shareholders by more than 30 days before or after the anniversary of the 2022 Annual Meeting. If so, the Company will release an updated time-frame for shareholder proposals. Any shareholder proposal or director nomination must comply with the other provisions of the Company’s Amended and Restated Bylaws and be submitted in writing to the Secretary at the Company’s principal executive offices. In addition to the requirements under the Company’s Amended and Restated Bylaws, to comply with the universal proxy rules (once applicable), shareholders who intend to solicit proxies in support of director nominees, other than the Company’s nominees, must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act no later than April 3, 2023.

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

Our business and affairs are managed under the direction of our Board, which is composed of ten directors. Our certificate of incorporation (our “Certificate”) provides that the authorized number of directors may be changed only by resolution of our Board. Our Certificate also provides that our Board will be divided into three classes of directors, with the classes as nearly equal in number as possible. At each annual meeting of shareholders, a class of directors will be elected for a three-year term to succeed the class whose term is then expiring. Ms. Christine Larsen will not stand for re-election at the Annual Meeting, and therefore, her term will expire immediately following the Annual Meeting. Our Nominating and Corporate Governance Committee recommended, and our Board approved, the nomination of Ms. Debora Boyda as a Class II director to stand for election by our shareholders at this Annual Meeting. If Ms. Boyda is elected, our Board of Directors will continue to be composed of ten directors following the Annual Meeting. See “Proposal 1 — Election of Directors” for Ms. Boyda’s biographical information as well as a description of the experiences, qualifications, skills and attributes that led the Nominating and Corporate Governance Committee and the Board to conclude that Ms. Boyda should be nominated to serve as a director.

The following table sets forth the director class, name, age as of April 20, 2022, and other information for each member of our Board:

Name	Class	Age	Position	Director Since	Current Term Expires	Expiration of Term For Which Nominated
Jeffrey Hack	II	57	Chief Executive Officer and Director	2020	2022	2025
Kalen James (KJ) McConnell	II	36	Director	2020	2022	2025
Christine Larsen*	II	60	Director	2020	2022
Oni Chukwu	I	64	Director	2021	2024
Sid Singh	I	44	Director	2021	2024
Anna May Trala	I	55	Director	2020	2024
Stuart Yarbrough	I	71	Director	2020	2024
Aaron D. Cohen	III	46	Chair of the Board	2020	2023
Collin E. Roche	III	51	Director	2020	2023
Michael J. Gordon	III	52	Director	2020	2023

____________

*        Ms. Larsen will not stand for re-election at the Annual Meeting, and therefore, her term will expire immediately following the Annual Meeting.

We believe that in order for our Board to effectively guide us to long-term sustainable, dependable performance, it should be composed of individuals with sophistication and experience in the many disciplines that impact our business. In order to best serve our shareholders, we seek to have a Board, as a whole, that is competent in key corporate disciplines, including accounting and financial acumen, business judgment, crisis management, governance, leadership, people management, risk management, social responsibility, reputational issues, strategy and strategic planning. Additionally, we desire that the Board have specific knowledge related to our industry, such as expertise in software and technology. The Nominating and Corporate Governance Committee believes that all directors must, at a minimum, meet the criteria set forth in the Company’s Code of Ethics and the Corporate Governance Guidelines, which specify, among other things, that the Nominating and Corporate Governance Committee will consider criteria such as independence, diversity, age, skills, and experience in the context of the needs of the Board. In addressing issues of diversity in particular, the Nominating and Corporate Governance Committee considers a nominee’s differences in gender, ethnicity, race, tenure, skills and qualifications. The Nominating and Corporate Governance Committee believes that diversity of backgrounds and viewpoints is a key attribute for a director nominee. While we do not have a formal policy on diversity, when considering the selection of director nominees, the Nominating and Corporate Governance Committee considers individuals with diverse viewpoints, accomplishments, cultural background, professional expertise, and diversity in gender, ethnicity, race, skills and geographic representation, that, when considered as a group, provide a sufficient mix of perspectives to allow the Board to best fulfill its responsibilities to the long-term interests of our shareholders. Further, our Board is committed to seeking qualified women and individuals from underrepresented minority groups to include in the pool from which new candidates are selected. The Nominating and Corporate Governance Committee also will consider a combination of factors for each director, including (a) the nominee’s ability to represent all shareholders without a conflict of interest, (b) the nominee’s ability to work in and promote a productive environment, (c) whether the nominee has sufficient time and willingness to fulfill the substantial duties and responsibilities of a director, (d) whether the nominee has demonstrated the high level of character, ethics and integrity expected by the Company, (e) whether the nominee possesses the broad professional and leadership experience and skills necessary to effectively respond to the complex issues encountered by a publicly-traded company, (f) the nominee’s ability to apply sound and independent business judgment and (g) the diverse attributes of the nominee, such as differences in background, qualifications and personal characteristics.

The Nominating and Corporate Governance Committee has determined that all of our directors and nominees meet the criteria and qualifications set forth in the Company’s Code of Ethics, the Corporate Governance Guidelines and the criteria set forth above for director nominees. Moreover, each director possesses the following critical personal qualities and attributes that we believe are essential for the proper functioning of the Board to allow it to fulfill its duties for our shareholders: accountability, ethical leadership, governance, integrity, risk management, and sound business judgment. In addition, our directors have the confidence to assess and challenge the way things are done and recommend alternative solutions, a keen awareness of our business and social realities of the environment in which we operate, the independence and high performance standards necessary to fulfill the Board’s oversight function, and the humility, professional maturity, and style to interface openly and constructively with other directors. Finally, the director biographies below include a non-exclusive list of other key experiences and qualifications that further qualify the individual to serve on the Board. These collective qualities, skills, experiences and attributes are essential to our Board’s ability to exercise its oversight function for the Company and its shareholders, and guide the long-term sustainable, dependable performance of the Company.

When filling a vacancy on the Board, the Nominating and Corporate Governance Committee identifies the desired skills and experience of a new director and nominates individuals who it believes can strengthen the Board’s capabilities and further diversify the collective experience represented by the then-current directors. The Nominating and Corporate Governance Committee may engage third parties to assist in the search and provide recommendations. Also, directors are generally asked to recommend candidates for the position. The candidates are then evaluated based on the process outlined in our Corporate Governance Guidelines and the Nominating and Corporate Governance Committee charter, and the same process is used for all candidates, including candidates recommended by shareholders. In connection with the nomination of Mr. Sid Singh, who joined the Board on September 30, 2021 and Ms. Boyda who is nominated for election at this Annual Meeting, following recommendation by certain members of the Board, various directors met with Mr. Singh and Ms. Boyda, as applicable, and after such meetings, based on the candidates’ experiences, qualifications, skills and background, including, in the case of Mr. Singh, his extensive experience in integrated and software-led payments, and in the case of Ms. Boyda, her directorship experience as well as her extensive career leading large companies, the Nominating and Corporate Governance Committee recommended that Mr. Singh be appointed to the Board and Ms. Boyda be nominated for election at this Annual Meeting. Upon such recommendation and further discussion, the Board appointed Mr. Singh as a member of the Board in September of 2021 and nominated Ms. Boyda to stand for election at this Annual Meeting.

Subject to any earlier resignation or removal in accordance with the terms of our Certificate, our bylaws and the Director Nomination Agreement (as defined and discussed below) by and among the Company and GTCR-Ultra Holdings, LLC (“Ultra”), GTCR Fund XI/B LP and GTCR Fund XI/C LP (collectively, “GTCR”), our Class I directors will serve until the annual meeting of shareholders to be held in 2024, our Class II directors will serve until this Annual Meeting, and our Class III directors will serve until the annual meeting of shareholders to be held in 2023. In addition, our Certificate provides that our directors may be removed only for cause upon the affirmative vote of at least 66⅔% of the voting power of our outstanding shares of stock entitled to vote thereon.

Director Nomination Agreement

In connection with the closing of our business combination (the “Business Combination”) with Fintech Acquisition Corp. III (“Fintech”), we entered into a Director Nomination Agreement (the “Director Nomination Agreement”) with GTCR. The Director Nomination Agreement provides GTCR the right to designate nominees for election to the Company’s Board for so long as GTCR beneficially own 5% or more of the total number of the Company’s shares of common stock then outstanding. The number of nominees that GTCR is entitled to nominate under the Director Nomination Agreement is dependent on its beneficial ownership of shares of common stock. For so long as GTCR beneficially owns more than 5% of the outstanding shares of common stock, GTCR will have the right to nominate a specific number of directors equal to the product of (x) the total number of directors of the Company multiplied by (y) GTCR’s beneficial ownership percentage of outstanding Company common stock (rounded up to the nearest whole number). In addition, GTCR will have the right to designate the replacement for any of its designees whose board service has terminated prior to the end of the director’s term, regardless of GTCR’s beneficial ownership at such time. GTCR will also have the right to have its designees participate on committees of the Board, subject to compliance with applicable law and the listing rules of the Nasdaq Global Select Market (“Nasdaq”).

Shareholder Recommendations for Director Nominees

The Nominating and Corporate Governance Committee will consider shareholder nominations for membership on the Board. For the 2023 Annual Meeting, nominations may be submitted to 303 Perimeter Center North Suite 600 Atlanta, Georgia 30346, Attn: General Counsel and Secretary, and such nominations will then be forwarded to the Chair of the Nominating and Corporate Governance Committee. Recommendations must be in writing and we must receive the recommendation no later than the close of business on March 2, 2023 and not earlier than the close of business on January 31, 2023. Recommendations must also include certain other procedural requirements as specified in our Amended and Restated Bylaws. In addition to the requirements under the Company’s Amended and Restated Bylaws, to comply with the universal proxy rules (once applicable), shareholders who intend to solicit proxies in support of director nominees, other than the Company’s nominees, must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act no later than April 3, 2023.

PROPOSAL 1 — ELECTION OF DIRECTORS

Our Board recommends that the nominees below be elected as members of the Board at the Annual Meeting. The individuals listed below include two current Board members and a new director nominee, Ms. Debora Boyda.

Name	Class	Age*	Position	Director Since	Current Term Expires	Expiration of Term For Which Nominated
Kalen James (KJ) McConnell	II	36	Director	2020	2022	2025
Jeffrey Hack	II	57	Chief Executive Officer and Director	2020	2022	2025
Debora Boyda	II	58	Director	New Nominee	N/A	2025

____________

*        Ages as of April 20, 2022.

Each nominee was recommended for election by the Nominating and Corporate Governance Committee for consideration by the Board and our shareholders. If, before the Annual Meeting, any nominee becomes unable to serve, or chooses not to serve, the Board may nominate a substitute. If that happens, the persons named as proxies on the proxy card will vote for the substitute. Alternatively, the Board may either let the vacancy stay unfilled until an appropriate candidate is identified or reduce the size of the Board to eliminate the unfilled seat.

The Board Recommends that you vote “FOR” each of the director nominees.

Director Nominees to Serve for a Three-Year Term Expiring at the 2025 Annual Meeting.

KJ McConnell.    Mr. McConnell has been our director since the closing of the Business Combination. Mr. McConnell joined GTCR in 2014 and is currently a Principal with the firm. Prior to joining GTCR, Mr. McConnell worked as an Associate at TPG Capital and as an Analyst in the Financial Institutions group at Goldman Sachs. He holds an MBA from Harvard Business School, where he was a Baker Scholar, and a bachelor’s degree in finance with highest honors from the Indiana University Kelley School of Business.

We determined that Mr. McConnell’s directorship experience with similar companies and extensive experience in the financial services, technology and payments industries qualifies him to serve as a director on the Board of Directors.

Jeffrey Hack.    Mr. Hack has served as our Chief Executive Officer and a director since November 2018. Mr. Hack is an experienced executive who has spent his career building successful technology-centric financial services businesses. He brought his passion for leveraging innovative technology to deliver a world-class partner and customer experience to us when he joined as Chief Executive Officer. Under his leadership the rebranded company, which brings more than 20 years of tenured customers, quickly accelerated its technology and product roadmaps, enhanced its client implementation scale, integrated the acquisitions of First Billing, Stewardship, The Payment Group, Paragon and VelocIT, and expanded its sales and go to market strategy with a focus on serving software providers with flexible and custom integrated payment solutions. Under Mr. Hack’s leadership, the Company has experienced solid top and bottom-line growth. Mr. Hack led the Business Combination and Nasdaq listing in October 2020 as well as an equity raise and debt refinancing in 2021.

From February 2017 to October 2018, Mr. Hack was an advisor and investor in financial technology and data/analytics companies. From June 2017 to October 2018, Mr. Hack was a Board Member of Boost Payment Solutions, a global provider of B2B payment technologies. From September 2013 to January 2017, Mr. Hack was an Executive Vice President and Management Committee Member at First Data Corporation, a global provider of payments technology and the largest US merchant processor. Mr. Hack was an integral part of the leadership team that transformed First Data, leading to a successful IPO. During his tenure, he held various leadership roles at the firm, including serving as Chief Operating Officer of Global Business Solutions, First Data’s largest division. At First Data, Mr. Hack led the commercialization of integrated payments and software solutions to SMB clients, resulting in increased sales and retention.

Prior to First Data, Mr. Hack was Chief Operating Officer at Morgan Stanley Smith Barney from 2011 to 2013, where he was part of the new management team that led the successful integration of Smith Barney into Morgan Stanley following its acquisition from Citigroup. Prior to joining Morgan Stanley, Mr. Hack spent seven years at

J.P. Morgan Chase in a variety of leadership roles as Executive Vice President and Managing Director. Among his responsibilities were leading Corporate Strategy and serving as Chief Operating Officer of J.P. Morgan’s Treasury and Securities Services businesses.

Earlier in his career, Mr. Hack spent 10 years at Smith Barney in leadership positions in product management, strategy, and finance. He served as Smith Barney’s Chief Operating Officer and Chief Financial Officer from 2000 to 2004. He previously worked at McKinsey & Company as Engagement Manager advising major financial services companies from 1991 to 1994. Mr. Hack received his MBA from Harvard Business School and a Bachelor of Science degree in Economics from The Wharton School at the University of Pennsylvania.

We determined that Mr. Hack’s valuable leadership and knowledge of the Company as well as his extensive experience in the technology financial industry and his career track record qualifies him to serve as a director on the Board of Directors.

Debora Boyda.    Ms. Boyda is our new nominee. Since 2016, Ms. Boyda has served as a board director for Wells Enterprises where she serves on the Nominating and Audit Committees, and is the Chair of the Compensation and Talent Management Committee. Since 2016, Ms. Boyda has also served as a board director for The Chicago Network, a non-profit organization dedicated to the mission of empowering women in leadership. Since 2021, Ms. Boyda has served as a board director for Trustmark Benefits, where she also serves on both the Audit and Compensation Committees. From May 2018 to April 2021, Ms. Boyda was the Chief Executive Officer of Isobar, a member of the Dentsu International network. During her time at Isobar, Mr. Boyda served on Dentsu’s North American Executive Leadership team. Prior to joining Isobar, Ms. Boyda was the President of Sapient/Razorfish from September 2014 to May 2018. Ms. Boyda received an MSA in Integrated Marketing from Northwestern University, and a Bachelor of Arts in English from Harvard University.

We determined that Ms. Boyda’s previous and current directorship experience as well as her extensive career leading large companies qualifies her to serve as a director on the Board of Directors.

Continuing Directors

Aaron D. Cohen, Chair.    Mr. Cohen has been our director since the closing of the Business Combination. Mr. Cohen joined GTCR in 2003 and currently serves as a Managing Director of the firm and head of the Financial Services & Technology group. He previously worked at Hicks, Muse, Tate & Furst and in the Mergers & Acquisitions group of Salomon Smith Barney. He holds a bachelor’s degree in accountancy with high honors from the University of Illinois at Urbana — Champaign. Mr. Cohen is a Certified Public Accountant.

Mr. Cohen previously played an instrumental role in GTCR’s investments in Prestige Brands, a publicly-listed company.

We determined that Mr. Cohen’s directorship experience with similar companies, deep accounting background, and extensive experience in the financial services, technology and payments industries qualifies him to serve as a director on the Board of Directors.

Oni Chukwu.    Mr. Chukwu has been our director since April 2021. Mr. Chukwu served as Chair of the board of directors of Exago Inc. from 2016 until its sale to Insight Software in October 2021, and has served as a director on the board of Invatron Systems Corp. since July 2020. Most recently, Mr. Chukwu became a director of Pole Star Space Applications Limited in April 2021, and of Opus Agency in January 2021. From 2013 to 2020, Mr. Chukwu was the Chief Executive Officer of Aventri, a cloud-based enterprise Event Management Software. Mr. Chukwu also served for six months as the Executive Chairman of Aventri’s board of directors following its acquisition by HGGC, LLC. Prior to his time with Aventri, Mr. Chukwu was an Executive Vice President and the Chief Financial Officer of Triple Point Technology, an enterprise software company, from 2006 to 2013. In addition, Mr. Chukwu served as the Chief Financial Officer of Healthcare Software Synergies before it was acquired by United Healthcare, and at LexBridge Corporation, before it was acquired by PKS. Mr. Chukwu attended the University of New Haven, where he earned an MBA and received an honorary Ph.D. in Business Administration.

We determined that Mr. Chukwu’s substantial experience as an executive and director at high-growth enterprise software companies qualifies him to serve as a director on the Board of Directors.

Michael J. Gordon.    Mr. Gordon has been our director since the closing of the Business Combination. Mr. Gordon is the Chairman and Chief Executive Officer of Aris Global. Mr. Gordon previously served as the Chief Executive Officer of Altus Group from September 2020 to March 2021, and was the Chief Executive Officer of Callcredit Information Group from 2014 to 2019. Mr. Gordon has also actively worked as a non-executive director on several companies in the United States and United Kingdom, including Constructionline, Zoopla/Hometrack and FinTech. Prior to joining Callcredit Mr. Gordon spent nine years in a range of senior leadership roles at FICO (NYSE: FICO) joining in 2005 as Vice President — Global Insurance Industry Lead and was promoted to additional positions including FICO’s Vice President and Managing Director for EMEA and Executive Vice President of Sales, Services and Marketing. Prior to joining FICO in 2005, Mr. Gordon spent more than 13 years in the financial services industry. As a vice president at Capgemini (formerly Ernst & Young Consulting LLP), Mr. Gordon provided strategic and operational solutions to banking and insurance providers, and he led the Insurance Centre of Excellence and Solutions. Mr. Gordon has a BS in Industrial Engineering/Operations Research from Northwestern University and an MBA in Finance and Business Economics from The University of Chicago Graduate School of Business.

We determined that Mr. Gordon’s extensive public company experience, directorship experience with similar companies, and extensive experience in the financial services and payments industries qualifies him to serve as a director on the Board of Directors.

Collin E. Roche.    Mr. Roche has been our director since the closing of the Business Combination. Mr. Roche has been with GTCR since 1996 and currently serves as a Co-CEO and Managing Director of the firm. Prior to joining GTCR, Mr. Roche was an Associate at EVEREN Securities in Chicago and an Analyst with Goldman, Sachs & Company in New York. He holds an MBA from Harvard Business School, where he was a Baker Scholar and Henry Ford II Scholar, and a bachelor’s degree in political economy with honors from Williams College.

Mr. Roche was previously head of the Financial Services & Technology group at GTCR. Mr. Roche was previously a director of GTCR public company investments including PrivateBancorp, Syniverse, Transaction Network Services and VeriFone.

We determined that Mr. Roche’s extensive public company experience, directorship experience with similar companies, and extensive experience in the financial services, technology and payments industries qualifies him to serve as a director on the Board of Directors.

Sid Singh.    Mr. Singh has been our director since September 2021. Mr. Singh currently serves as President, United States Information Solutions at Equifax (NYSE: EFX). Mr. Singh’s prior roles included Group President, Integrated Solutions and Vertical Markets at Global Payments (NYSE: GPN), where he led the multi-year strategy and growth of the integrated and software-led payments business. Mr. Singh currently serves on the board of Vantage Score LLC, a joint venture between Equifax, Experian and Transunion and previously served on the board of a joint venture between La Caixa and Global Payments in Spain. Mr. Singh also co-founded RKM Educational & Charitable Trust, a non-profit organization which provides scholarships to economically challenged students in India, runs a physiotherapy center for the elderly and provides vocational training for women. Mr. Singh holds an MBA from the Institute of Management Technology and a bachelor’s degree in mechanical engineering from Punjab Technical University.

We determined that Mr. Singh’s extensive integrated and software-led payments experience qualifies him to serve as a director on the Board of Directors.

Anna May Trala.    Ms. Trala has been our director since the closing of the Business Combination. Ms. Trala has served as GTCR’s Chief Financial Officer since 2003 and currently serves as a Managing Director of the firm, leading its finance, treasury, tax, portfolio valuation, investor reporting and technology functions. Prior to joining GTCR, Ms. Trala was a partner in the Transaction Advisory Services group at Ernst & Young LLP advising the private equity industry in merger, acquisition and divestiture processes primarily in the healthcare, TMT, financial services and growth business services sectors. While at Ernst & Young LLP, Ms. Trala was involved in more than 100 transactions. Ms. Trala also led the TAS human capital initiatives for the Midwest region. She holds a Bachelor of Science in accounting from Goldey Beacom College and is a CPA.

We determined that Ms. Trala’s expertise in public accounting and corporate finance and extensive experience in the financial services industry qualifies her to serve as a director on the Board of Directors.

Stuart Yarbrough.    Mr. Yarbrough has been our director since the closing of the Business Combination. Mr. Yarbrough’s professional experience includes over 20 years in public accounting, primarily with Ernst & Young and BDO Seidman, LLP. Since June 2008, Mr. Yarbrough has been a private investor. Mr. Yarbrough was a principal at CrossHill Financial Group Inc., a company he co-founded, which provided investment banking services and venture debt financing to growth companies. Mr. Yarbrough previously served on the board of directors of Solera Holdings, Inc., Cision Ltd. and DigitalNet Holdings, Inc., as well as several other public companies. Mr. Yarbrough has a bachelor’s degree in management sciences from Duke University.

We determined Mr. Yarbrough’s expertise in public accounting and corporate finance and directorship experience with public companies, including service on audit and other board of directors committees, qualifies him to serve as a director on the Board of Directors.

Board Diversity Matrix

As previously described, the Board believes that diversity along multiple dimensions, including gender, race, ethnicity, sexual orientation, and professional expertise and experience, is an important factor in board composition. The below sets forth the self-identified diversity characteristics of our Board as of the April 20, 2022. Each of the categories listed in the table below has the meaning as it is used in Nasdaq Rule 5605(f).

Board Diversity Matrix (as of April 20, 2022)
Total Number of Directors	10
	Female	Male	Non-Binary	Did Not Disclose Gender
Part I: Gender Identity
Directors	2	8
Part II: Demographic Background
African American or Black		1
Alaskan Native or Native American
Asian		1
Hispanic or Latinx
Native Hawaiian or Pacific Islander
White	2	6
Two or More Races or Ethnicities
LGBTQ+	1
Did Not Disclose Demographic Background

Independence Status

Our Board has determined that all of our non-employee directors and our new director nominee meet the requirements to be independent directors under Nasdaq listing standards. In making these determinations, our Board considered the current and prior relationships that each non-employee director and our new nominee has with the Company and all other facts and circumstances that our Board deemed relevant in determining independence, including beneficial ownership of our common stock, and the transactions involving them described in the section entitled “Certain Relationships and Related Transactions.”

In addition, our Board has determined that each member of our Audit and Risk Committee, Compensation Committee and Nominating and Corporate Governance Committee are independent and that Audit and Risk Committee members as well as Compensation Committee members satisfy independence criteria set forth in Rule 10A-3 and Rule 10C-1, respectively, under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

As a result of the above mentioned determinations, we currently comply with all independence requirements under Nasdaq listing standards.

Board Meetings and Committees

Our Board has an Audit and Risk Committee, a Compensation Committee and a Nominating and Corporate Governance Committee. For the year ended December 31, 2021, our Board held four regular meetings. During 2021, the Audit and Risk Committee held four regular meetings, the Compensation Committee held four regular meetings and the Nominating and Corporate Governance Committee held four regular meetings. Directors are expected to attend the annual meeting of shareholders and all or substantially all of the Board meetings and meetings of committees on which they serve. In 2021, each director attended at least 75% of the meetings of the Board during such director’s tenure and the total number of meetings held by any of the committees of the Board on which the director served. In 2021, all directors attended the 2021 annual meeting of shareholders.

The composition, duties and responsibilities of the standing committees of the Board are as set forth below. In the future, our Board may establish other committees, as it deems appropriate, to assist it with its responsibilities.

Board Member	Audit and Risk Committee	Compensation Committee	Nominating and Corporate Governance Committee
Oni Chukwu	X	X	X
Aaron Cohen (Chair)		X
Michael J. Gordon		X	X (Chair)
Jeffrey Hack
Christine Larsen*	X	X (Chair)
KJ McConnell			X
Collin Roche
Sid Singh
Ana May Trala			X
Stuart Yarbrough	X (Chair)

____________

*        Upon Ms. Larsen’s departure from our Board immediately following the Annual Meeting, Sid Singh will become a member of the Audit and Risk Committee; KJ McConnell will join the Compensation Committee and Michael J. Gordon will become its Chair; and Oni Chukwu will become Chair of the Nominating and Corporate Governance Committee. If elected, we do not anticipate that Ms. Boyda will join a Board committee following the Annual Meeting.

Audit and Risk Committee

The Audit and Risk Committee is responsible for, among other matters:

1.      appointing, approving the compensation of, and assessing the qualifications, performance and independence of our independent registered public accounting firm;

2.      pre-approving audit and permissible non-audit services, and the terms of such services, to be provided by our independent registered public accounting firm;

3.      reviewing our policies on risk assessment and risk management;

4.      reviewing and discussing with management and the independent registered public accounting firm our annual and quarterly financial statements and related disclosures as well as critical accounting policies and practices used by us;

5.      reviewing the adequacy of our internal control over financial reporting;

6.      establishing policies and procedures for the receipt and retention of accounting-related complaints and concerns;

7.      recommending, based upon the Audit and Risk Committee’s review and discussions with management and the independent registered public accounting firm, whether our audited financial statements shall be included in our Annual Report on Form 10-K;

8.      monitoring our compliance with legal and regulatory requirements as they relate to our financial statements and accounting matters;

9.      preparing the Audit and Risk Committee report required by the rules of the SEC to be included in our annual proxy statement;

10.    reviewing all related party transactions for potential conflict of interest situations and approving all such transactions; and

11.    reviewing and discussing with management and our independent registered public accounting firm our earnings releases and scripts.

Our Board has affirmatively determined that Ms. Larsen and Messrs. Chukwu and Yarbrough, the current members of the Audit and Risk Committee, and Sid Singh who will become a member of the Audit and Risk Committee upon Ms. Larsen’s departure from the Board, meet the definition of “independent director” for purposes of serving on an audit committee under Rule 10A-3 of the Exchange Act and the applicable Nasdaq listing standards. In addition, our Board has determined that Mr. Yarbrough qualifies as an “audit committee financial expert” as such term is defined in Item 407(d)(5) of Regulation S-K. The written charter for our Audit and Risk Committee is available at our corporate website at https://investors.paya.com. Our website is not part of this notice and proxy statement.

Compensation Committee

The Compensation Committee is responsible for, among other matters:

1.      annually reviewing and approving corporate goals and objectives relevant to the compensation of our chief executive officer;

2.      evaluating the performance of our chief executive officer in light of such corporate goals and objectives and recommending to the Board the compensation of our chief executive officer;

3.      reviewing and approving the compensation of our other executive officers;

4.      appointing, compensating and overseeing the work of any compensation consultant, legal counsel or other advisor retained by the compensation committee;

5.      conducting the independence assessment outlined in Nasdaq rules with respect to any compensation consultant, legal counsel or other advisor retained by the compensation committee;

6.      annually reviewing and reassessing the adequacy of the committee charter in its compliance with the listing requirements of the Nasdaq;

7.      reviewing and establishing our overall management compensation, philosophy and policy;

8.      overseeing and administering our compensation and similar plans;

9.      reviewing and making recommendations to our Board with respect to director compensation; and

10.    reviewing and discussing with management the compensation discussion and analysis to be included in our annual proxy statement or Annual Report on Form 10-K.

Our Board has affirmatively determined that Ms. Larsen and Messrs. Chukwu, Cohen and Gordon, the current members of the Compensation Committee, and Mr. McConnell who will become a member of the Compensation Committee upon Ms. Larsen’s departure from the Board, meet the definition of “independent director” for purposes of serving on a compensation committee under Rule 10C-1 of the Exchange Act and the applicable Nasdaq listing standards. The written charter for our Compensation Committee is available at our corporate website at https://investors.paya.com. Our website is not part of this notice and proxy statement.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee is responsible for, among other matters:

1.      developing and recommending to our Board criteria for board and committee membership;

2.      subject to the rights of GTCR under the Director Nomination Agreement, identifying and recommending to our Board the persons to be nominated for election as directors and to each of our Board’s committees;

3.      developing and recommending to our Board best practices and corporate governance principles;

4.      developing and recommending to our Board a set of corporate governance guidelines;

5.      reviewing and monitoring the development and implementation of the goals the Company may establish from time to time with respect to its environmental, social and governance (“ESG”) and sustainability matters, and provide guidance to the Board on such matters;

6.      reviewing the Company’s policies, programs and initiatives for employee diversity and inclusion and provide guidance to the Board on diversity matters; and

7.      reviewing and recommending to our Board the functions, duties and compositions of the committees of our Board.

The Board has adopted a written charter for the Nominating and Corporate Governance Committee, which is available on our corporate website at https://investors.paya.com. Our website is not part of this notice and proxy statement.

Board Leadership Structure

The following section describes our Board leadership structure, the reasons our Board considers that this structure is appropriate at this time, the roles of various positions, and related key governance practices. Our Board believes that the mix of experienced independent, GTCR-affiliated and management directors that make up our Board, our Board committee composition and the separation of the roles of Chair and Chief Executive Officer benefit the Company and its shareholders.

Independence

Our Board has an effective mix of independent and management directors. Our Board includes our Chief Executive Officer and nine independent directors.

Chair and Chief Executive Officer

With respect to the roles of Chair and Chief Executive Officer, the Corporate Governance Guidelines provide that the roles may be separated or combined, and the Board will exercise its discretion in combining or separating these positions as it deems appropriate in light of prevailing circumstances. Currently, the roles of Chair and Chief Executive Officer are separated, with Mr. Cohen acting as Chair and Mr. Hack, as Chief Executive Officer. The Board believes that separating the roles of Chair and Chief Executive Officer at this time continues to be the most effective leadership structure because it allows Mr. Hack to focus on the management of the Company and day-to-day operations and allows Mr. Cohen to leverage his strong background to provide strategic guidance and effective oversight of management.

The Corporate Governance Guidelines provide that at times when the Board has not elected a Chair or the offices of Chair and Chief Executive Officer are combined, it would be beneficial to the Company to designate one of the directors as a lead director, and that such designation will be reviewed by the Board from time to time. Given the current separation of the roles of Chair and Chief Executive Officer at this time, the Board has not appointed a lead director.

Self-Evaluation

In late 2021, our Nominating and Corporate Governance Committee conducted the first annual performance evaluation of our Board and its committees to determine whether the Board, its committees, and the individual directors are functioning effectively. The annual performance evaluation was led by Mr. Gordon, the Chair of the Nominating and Corporate Governance Committee.

To being the process, the Nominating and Corporate Governance Committee reviewed and determined the design, scope and content of the evaluation. Written questionnaires were used to solicit feedback on a range of issues, including Board and committee structure and composition; meeting process and dynamics; execution of key responsibilities; interaction with management; interaction with advisors and other parties, such as auditors; and information and resources. Directors were also given the opportunity to provide commentary on their responses and any other topics they thought relevant.

Following completion of the written questionnaires, the Chair of the Nominating and Corporate Governance Committee reviewed and aggregated the results, as appropriate, and presented the results to the entire Board and Committees for discussion. Director suggestions for improvements based on evaluation results, as well as to evaluation questionnaires and process, are being considered for incorporation this year.

Management Succession

The Compensation Committee reviews and approves corporate goals and objectives relevant to Chief Executive Officer compensation and evaluates the Chief Executive Officer’s performance in light of these goals and objectives. The Compensation Committee recommends to the Board the Chief Executive Officer’s compensation level or changes to such level based on the evaluation of the Chief Executive Officer’s performance and any other factors the Committee deems relevant. The Nominating and Corporate Governance Committee makes a report to the Board on succession planning at least once a year. The entire Board works with the Nominating and Corporate Governance Committee to evaluate potential successors to the Chief Executive Officer and other officers. The Chief Executive Officer and other officers also make available their recommendations and evaluations of potential successors, along with a review of any development plans recommended for such individuals.

Hedging Transactions

Pursuant to our Insider Trading Policy, we prohibit our employees, directors and officers from engaging in hedging transactions, including the use of financial instruments such as prepaid variable forwards, equity swaps, collars and exchange funds. Such hedging transactions may permit a director, officer or employee to continue to own Company securities obtained through employee benefit plans or otherwise, but without the full risks and rewards of ownership. When that occurs, the director, officer or employee may no longer have the same objectives as the Company’s other shareholders. Additionally, directors, officers and other employees are prohibited from holding our securities in a margin account or otherwise pledging our securities as collateral for a loan.

Risk Oversight

Our Board oversees an enterprise-wide approach to risk management, designed to support the achievement of organizational objectives, to improve long-term organizational performance, and to enhance shareholder value. A fundamental part of risk management is not only understanding the most significant risks a company faces and what steps management is taking to manage those risks but also understanding what level of risk is appropriate for a given company. The involvement of our full Board in reviewing our business is an integral aspect of its assessment of the Company’s risk profile and also its determination of what constitutes an appropriate level of risk.

While our full Board has overall responsibility for risk oversight, it has delegated primary oversight of certain risks to its committees. Our Audit and Risk Committee monitors our major financial and security risk exposures, and the steps our management has taken to monitor and control these exposures, including guidelines and policies to govern the process by which risk assessment and management is undertaken. In particular, our Audit and Risk Committee is committed to the prevention, timely detection, and mitigation of the effects of cybersecurity threats or incidents to the Company. Our Audit and Risk Committee also monitors compliance with legal and regulatory requirements and management provides our Audit and Risk Committee periodic reports on our compliance programs. The Audit and Risk Committee is responsible for overseeing the Company’s Enterprise Risk Management program, including annually reviewing and updating the Enterprise Risk Management Policies and Procedures. Our Compensation Committee oversees the design and implementation of our compensation policies and programs and monitors the incentives created by these policies and programs to determine whether they encourage excessive risk-taking. Our Compensation Committee also assesses the relationship between risk management policies and practices and compensation, and evaluates compensation policies and practices that could mitigate any such risk. Our Nominating and Corporate Governance Committee oversees our major corporate governance risks as well as the development and implementation of initiatives with respect to ESG and sustainability matters.

In connection with its reviews of the operations of our business, our full Board addresses the primary risks associated with our business, such as strategic planning. Our Board appreciates the evolving nature of our business and industry and is actively involved with monitoring new threats and risks as they emerge.

We are committed to ensuring our Board and its committees are consistently updated on threats to our business and receive frequent updates on risk mitigation processes. At periodic meetings of our Board and its committees, management reports to and seeks guidance from our Board and its committees with respect to the most significant risks that could affect our business, such as legal risks, cybersecurity and privacy risks, and financial, tax and audit related risks.

Code of Ethics

We maintain a Code of Ethics that applies to all of our employees, officers and directors, including those officers responsible for financial reporting. Our Code of Ethics is available on our website at https://investors.paya.com. We intend to disclose any amendments to the Code, or any waivers of its requirements, on our website.

Compensation Committee Interlocks and Insider Participation

None of our executive officers currently serves, or in the past fiscal year has served, as a member of the Board or compensation committee of any entity that has one or more executive officers serving on our Board or Compensation Committee.

Communications by Shareholders and Other Interested Parties with the Board

Shareholders and other interested parties may contact an individual director, the Board as a group, or a specified Board committee or group, including the non-management or non-GTCR directors as a group, by sending regular mail to:

Paya Holdings Inc.
303 Perimeter Center N, Suite 600
Atlanta, GA 30346
Telephone: (800) 261-0240
Attention: Board of Directors
c/o General Counsel and Secretary

Each communication should specify which director or directors the communication is addressed to, as well as the general topic of the communication. The Company will receive the communications and process them before forwarding them to the addressee. The Company may also refer communications to other departments within the Company. The Company generally will not forward to the directors a communication that is primarily commercial in nature, relates to an improper or irrelevant topic, or requests general information regarding the Company.

EXECUTIVE OFFICERS

Below is a list of the names, ages, positions and a brief account of the business experience of the individuals who serve as executive officers of the Company as of April 20, 2022.

Name	Age	Position
Jeffrey Hack	57	Chief Executive Officer
Glenn Renzulli	43	Chief Financial Officer
Benjamin Weiner	32	Chief Strategy Officer
Balaji Devarasetty	47	Chief Information Officer
Michele Shepard	55	Chief Commercial Officer
Melinda Doster	54	General Counsel and Secretary

Jeffrey Hack is our Chief Executive Officer. His biography can be found above under “Board of Directors and Corporate Governance — Director Nominees to Serve for a Three-Year Term Expiring at the 2025 Annual Meeting.”

Glenn Renzulli.    Mr. Renzulli has served as our Chief Financial Officer since January 2019. Mr. Renzulli has experience in scaling and expediting growth in software and service businesses. As Paya’s Chief Financial Officer, he leads financial reporting, accounting, investor relations, corporate development and risk functions. Mr. Renzulli has decades of experience managing all aspects of finance teams, including financial planning and analysis, cash management, corporate development, and investor and lender relations. Prior to joining the Company, Mr. Renzulli served as CFO of Opus Global, a compliance and risk management SaaS company and GTCR portfolio company, from June 2017 to January 2019. From May 2016 to June 2017, he was Chief Financial Officer for PeopleAdmin, a talent management SaaS provider serving the Education and Government sectors. From October 2015 to May 2016, he was the Chief Financial Officer of TeacherMatch, a human capital SaaS provider which was purchased by PeopleAdmin. Prior to those roles, he was the Chief Financial Officer of TCS Education System. He holds a Bachelor of Science degree in Finance from Fairfield University and is a graduate of GE’s Financial Management Program (FMP).

Benjamin Weiner.    Mr. Weiner has served as our Chief Strategy Officer since November 2020 and has previously held various other management positions at the Company since August 2017. Mr. Weiner focuses on developing our core organic and inorganic strategies, leveraging industry and vertical expertise. As Chief Strategy Officer, Mr. Weiner leads several of our core business units, product management and delivery, and facilitates our expansion of solutions into new and existing markets. Mr. Weiner previously worked at GTCR evaluating investment opportunities across the payments space. He holds a Bachelor of Business Administration degree from the Ross School of Business at the University of Michigan.

Michele Shepard.    Michele Shepard has served as our Chief Commercial Officer since October 2021. Ms. Shepard has more than 20 years of experience building world class go-to-market organizations. Prior to joining the Company, from April 2018 to December 2020, Ms. Shepard was Chief Revenue Officer at Insurity LLC. From July 2017 to December 2017, Ms. Shepard was Chief Revenue Officer at Fenergo, Inc. Prior to that, from June 2009 to June 2017, Ms. Shepard served as Chief Revenue Officer of Vertafore, Inc.

Balaji Devarasetty.    Balaji Devarasetty serves as our Chief Information Officer since April 2022 and served as our Chief Technology Officer since October 2021. Mr. Devarasetty has more than 20 years of experience leading high-growth financial technology and integrated payments teams. Prior to joining the Company, from September 2018 to October 2021 he served as Head of Technology for Bakkt and was a founding executive. From April 2016 to August 2018, Mr. Devarasetty was the Chief Technology Officer for Integrated Payments at Vantiv. He holds a Bachelor of Chemical Engineering from Sri Venkateshwara University, a MS in Nonlinear Dynamics and Controls from The University of Akron, and an MBA from the Weatherhead School of Management at Case Western Reserve University.

Melinda Doster.    Ms. Doster has served as our General Counsel and Secretary since December 2020. Ms. Doster has broad expertise in payments and financial services, a commercial mindset and a track-record of building high-performing teams through talent management and professional development. Before joining Paya, Ms. Doster was Chief Counsel of Elavon and Deputy General Counsel of Payment Services at U.S. Bank during her over 20 years with the company. Ms. Doster started her career as a litigator with Long Aldridge & Norman (now Dentons) following a clerkship with the United States District Court for the Northern District of Georgia. Ms. Doster holds a Juris Doctor from Vanderbilt University School of Law and a Bachelor of Arts degree from Duke University.

EXECUTIVE AND DIRECTOR COMPENSATION

Pursuant to applicable SEC rules, we are permitted to provide scaled disclosure applicable to “smaller reporting companies” for fiscal year 2021. Accordingly, we are not required to provide a Compensation Discussion and Analysis in this proxy statement, nor are we required to provide tabular disclosure about our Named Executive Officers (as identified below) other than a Summary Compensation Table and an Outstanding Equity Awards at Fiscal Year-End Table, as well as limited narrative disclosure about certain aspects of our executive compensation program. Nevertheless, we are providing the following discussion in order to address the key elements of our executive compensation program and explain our compensation philosophy, policies, and practices with respect to our executive officers, including our Named Executive Officers.

This section may contain statements regarding future individual and company performance targets and goals. These targets and goals should not be understood to be statements of management’s expectations or estimates of results or other guidance. We specifically caution investors not to apply these statements to other contexts.

Compensation Program Overview

This section provides information regarding the 2021 compensation program for our chief executive officer and the two most highly-compensated executive officers (other than our chief executive officer) who were serving as executive officers at the end of the last completed fiscal year (collectively, our “Named Executive Officers”).

For 2021, our Named Executive Officers were:

•        Jeffrey Hack, our Chief Executive Officer and Director (our “CEO”);

•        Michele Shepard, our Chief Commercial Officer; and

•        Benjamin Weiner, our Chief Strategy Officer.

Ms. Shepard was appointed our Chief Commercial Officer in October 2021.

This section describes the material elements of our executive compensation program during 2021. It also describes how the Compensation Committee arrived at the specific compensation decisions for our executive officers, including our Named Executive Officers, in 2021 and discusses the key factors that the Compensation Committee considered in determining such compensation.

Compensation Philosophy

Our executive compensation program is guided by our overarching philosophy of paying for demonstrable performance. We strive to provide an executive compensation program that is competitive, rewards achievement of our business objectives, and aligns the interests of our executive officers, including our Named Executive Officers, with those of our shareholders. Consistent with this philosophy, we have structured our executive compensation program to achieve the following primary objectives:

•        provide market total competitive compensation opportunities and benefit levels that will attract, motivate, reward, and retain a highly talented team of executive officers within the context of responsible cost management that is internally consistent and fair;

•        establish a direct link between our financial and operational results and strategic objectives and the compensation of our executive officers; and

•        align the interests and objectives of our executive officers with those of our shareholders by linking their long-term incentive compensation opportunities to shareholder value creation and their cash incentives to our annual performance.

Compensation Program Design

Our executive compensation program is designed to recruit and retain as executive officers individuals with the highest capacity to develop, grow, and manage our business, and to align their compensation with our short-term and long-term goals. To do this, our executive compensation program is made up of the following primary elements: base salary, an annual cash bonus opportunity, a long-term incentive compensation opportunity, and health and welfare benefits.

In addition, we have entered into an employment agreement with each of our Named Executive Officers that provides for certain payments and benefits in the event their employment is terminated without “cause” or by the Named Executive Officer for “good reason” (as such terms are defined in the employment agreements). In addition, pursuant to the terms of the applicable award agreements, the Class C units in Ultra (“Incentive Units”) held by Messrs. Hack and Weiner fully vest upon a “Sale of the Company” or an “Investor Complete Selldown” (as such terms are defined in the Ultra LLC Agreement), subject to Messrs. Hack’s and Weiner’s continued employment through such sale. For a more detailed description of these post-employment compensation arrangements, see “Potential Payments upon Termination or Change in Control” below.

Compensation-Setting Process

Role of the Compensation Committee

Our Board has appointed the Compensation Committee, which consists of Ms. Larsen and Messrs. Chukwu, Cohen and Gordon, to discharge its responsibilities relating to compensation matters, including the design and administration of our executive compensation program. Our Board believes that each member of the Compensation Committee is an “independent” director as defined by the Nasdaq listing standards. The Compensation Committee has overall responsibility for evaluating and recommending compensation programs, policies, and practices, and determining the compensation and benefits of our executive officers, including our Named Executive Officers.

Each year, the Compensation Committee conducts an annual review of the compensation arrangements of our executive officers, including our Named Executive Officers, typically during the first quarter of the fiscal year. The Compensation Committee does not establish a specific target for formulating the target total direct compensation opportunities of our executive officers. The members of the Compensation Committee consider various information, including a competitive market analysis performed by its compensation consultant, each executive officer’s performance against the financial, operational, and strategic objectives established by the Compensation Committee and our Board, and the recommendations of our CEO (except with respect to his own compensation) in light of their individual experience, knowledge of the Company, knowledge of the competitive market, knowledge of each executive officer and business judgment in making their compensation decisions.

Role of the Chief Executive Officer

In discharging its responsibilities, the Compensation Committee works with members of our management, including our CEO. Our management assists the Compensation Committee by providing information on corporate and individual performance, market compensation data, and management’s perspective on compensation matters. The Compensation Committee solicits and reviews the recommendations of our CEO with respect to each individual compensation element and target total direct compensation for each of our executive officers based on his evaluation of their performance for the prior year. The Compensation Committee reviews and discusses these recommendations with our CEO and considers them as one factor in determining and approving the compensation of our executive officers. Our CEO attends meetings of the Compensation Committee at which executive compensation matters are addressed, except with respect to discussions involving his own compensation.

Role of Compensation Consultant

The Compensation Committee has the sole authority to retain an external compensation consultant to assist it by providing information, analysis, and other advice relating to our executive compensation program and the decisions resulting from its annual executive compensation review, including the authority to approve the compensation consultant’s reasonable fees and other retention terms. The compensation consultant reports directly to the Compensation Committee and its chair, and serves at the discretion of the Compensation Committee, which reviews the engagement annually.

In 2021, the Compensation Committee engaged Compensia, Inc. (“Compensia”), a national compensation consulting firm, to serve as its compensation consultant to advise on executive compensation matters. The Compensation Committee has evaluated its relationship with Compensia to ensure that it believes that such firm is independent from management. Based on this evaluation, as well as consideration of the factors affecting independence set forth in Rule 10C-1(b)(4) of the Exchange Act, Rule 5605(d)(3)(D) of the Nasdaq listing standards and such other factors as it deemed relevant, the Compensation Committee has determined that no conflict of interest was raised as a result of the work performed by Compensia.

Compensation Elements

As previously noted, the primary elements of our executive compensation program consist of base salary, an annual cash bonus opportunity, long-term incentive compensation opportunity, and health and welfare benefits. The Compensation Committee attempts to structure the target total direct compensation of our executive officers, including our Named Executive Officers, to provide a guaranteed amount of cash compensation in the form of competitive base salaries, while also providing a meaningful amount of annual cash compensation that is at risk and dependent on our performance and individual performances of the executive officers, in the form of our annual bonus plan. The Compensation Committee also seeks to provide a portion of the target total direct compensation of our executive officers in the form of equity awards in order to align their long-term interests with those of our shareholders.

Base Salary

Base salary represents the fixed portion of the compensation of our Named Executive Officers. Generally, we use base salary to provide each Named Executive Officer with a specified level of cash compensation during the year with the expectation that he or she will perform his or her responsibilities to the best of his or her ability and in our best interests. The Compensation Committee reviews the base salaries of our Named Executive Officers each year as part of its annual review of our executive compensation program, considering a competitive market analysis performed by its compensation consultant, each Named Executive Officer’s level of responsibilities, past performance, and expected future contributions, and the recommendations of our CEO (except with respect to his own base salary) and makes adjustments as it determines to be reasonable and necessary.

In 2021, annualized base salary amounts for our Named Executive Officers were as follows: $500,000 for Mr. Hack, $400,000 for Ms. Shepard and $280,000 for Mr. Weiner.

Annual Cash Bonus

In order to incentivize and reward our executive officers, including our Named Executive Officers, for their contributions to our business success, they are eligible to receive an annual cash bonus based on our actual achievement of one or more financial, operational, and/or strategic performance objectives established by our Board at the beginning of the year and an evaluation of their individual performance. Each Named Executive Officer’s target annual cash bonus opportunity (expressed as a percentage of base salary) is set forth in his or her employment agreement. For 2021, the target annual cash bonus opportunity of our CEO was equal to 100% of his annual base salary, while the annual cash bonus opportunity for Mr. Weiner was equal to 60% of his annual base salary. In connection with her appointment as our Chief Commercial Officer in October 2021, the Compensation Committee set the target annual cash bonus opportunity of Ms. Shepard at 100% of her annual base salary, to begin in 2022.

Although we have not adopted a formal bonus plan, our Board generally selects the performance measures and related target levels for the target annual cash bonus opportunities at the beginning of the year. Our Board selected revenue and adjusted EBITDA as the corporate performance measures for 2021. For purposes of the annual bonuses, “adjusted EBITDA” is calculated as earnings before interest and other expense, income taxes, depreciation, and amortization, or EBITDA, adjusted to exclude certain non-cash items and other non-recurring items that the Company believes are not indicative of ongoing operations.

After evaluating the Company’s financial performance, specifically the selected performance measures, as well as the individual performance of our executive officers and their respective contributions to these results, the Compensation Committee determined to pay our CEO and Mr. Weiner 100% of their target annual cash bonus opportunities for 2021, which resulted in payments of $500,000 and $168,000, respectively.

Long-term Equity Incentives

We use equity awards granted under the Paya Holdings Inc. 2020 Omnibus Incentive Plan (the “Omnibus Incentive Plan”) to incentivize and reward our executive officers, including our Named Executive Officers, for long-term corporate performance based on the value of our common stock and, thereby, to align their interests with the interests of our shareholders. Equity awards also help us retain our executive officers in a highly competitive market.

The Compensation Committee reviews the outstanding equity holdings of our executive officers each year as part of its annual review of our executive compensation program, considering a competitive market analysis performed by its compensation consultant, each executive officer’s level of responsibilities, past performance, and expected future contributions, and the recommendations of our CEO (except with respect to his own base salary) and makes decisions as to whether to grant equity awards to our executive officers.

In 2021, our CEO did not receive an equity award. In February 2021, the Compensation Committee granted Mr. Weiner a restricted stock unit (“RSU”) award that may be settled for 92,937 shares of our common stock. In addition, in connection with her appointment as our Chief Commercial Officer in October 2021, the Compensation Committee granted Ms. Shepard an RSU award that may be settled for 252,000 shares of our common stock and an option to purchase 252,000 shares of our common stock. For additional information about these awards, see “Omnibus Incentive Plan Awards” below.

Messrs. Hack and Weiner also hold Incentive Units, which are further described in “Incentive Units” below.

Health and Welfare Benefits

Our executive officers, including our Named Executive Officers, are eligible to participate in the same employee benefit plans, and on the same terms and conditions, as all other full-time employees. These benefits include medical, dental, and vision insurance, an employee assistance program, health and dependent care flexible spending accounts, basic life insurance, accidental death and dismemberment insurance, short-term and long-term disability insurance, commuter benefits, and reimbursement for mobile phone coverage.

We also maintain a tax-qualified retirement plan that provides all full-time employees with an opportunity to save for retirement on a tax-advantaged basis. Under our 401(k) plan (the “401(k) Plan”), participants may elect to defer a portion of their compensation on a pre-tax basis and have it contributed to the 401(k) Plan subject to applicable annual limits under the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”). Employee elective deferrals are 100% vested at all times. The 401(k) Plan requires the Company to make matching contributions equal to 50% of a participant’s elective deferrals each year, up to 7% of compensation contributed by the participant to the 401(k) Plan, subject to applicable limits under the Internal Revenue Code and 401(k) Plan. These matching contributions are immediately 100% vested. We may also make discretionary contributions to the 401(k) Plan. We did not make any discretionary contributions to the 401(k) Plan with respect to our Named Executive Officers in 2021.

Tax and Accounting Considerations

The Compensation Committee takes the applicable tax and accounting requirements into consideration in designing and overseeing our executive compensation program.

Deductibility of Executive Compensation

Under Section 162(m) of the Internal Revenue Code, compensation paid to our “covered employees” (which include our CEO, Chief Financial Officer, and certain other current and former Named Executive Officers) will not be deductible to the extent it exceeds $1 million. In 2021, the Compensation Committee considered the potential future effects of Section 162(m) when determining the compensation of our Named Executive Officer and is expected to consider the potential future effects of Section 162(m) when determining future Named Executive Officer compensation. However, the Compensation Committee has not adopted a policy that all compensation paid to covered employee must be deductible and reserves the right to pay compensation that is not deductible if it determines such payments to be in the best interests of the Company and our shareholders.

Accounting for Stock-Based Compensation

The Compensation Committee takes accounting considerations into account in designing compensation plans and arrangements for our executive officers and other employees. Chief among these is ASC Topic 718, the standard which governs the accounting treatment of certain stock-based compensation. Among other things, ASC Topic 718 requires us to record a compensation expense in our income statement for all equity awards granted to our executive officers and other employees. This compensation expense is based on the grant date “fair value” of the equity award and, in most cases, will be recognized ratably over the award’s requisite service period (which, generally, will correspond to the award’s vesting schedule).

Summary Compensation Table

The following table summarizes the compensation paid to, awarded to, or earned by the Named Executive Officers for our last two most recently completed fiscal years.

Name and Principal Position	Year	Salary	Bonus		Stock Awards (1)	Option Awards (2)	Non-Equity Incentive Plan Compensation (3)	All Other Compensation (4)		Total
Jeffrey Hack,	2021	$500,000	$—		$—	$—	$500,000	$9,750		$1,009,750
Chief Executive Officer	2020	$500,000	$—		$—	$—	$275,000	$9,750	(5)	$784,750
Michele Shepard,	2021	$83,077	$250,000	(7)	$2,393,700	$1,229,124	$—	$2,000		$3,957,901
Chief Commercial Officer(6)
Benjamin Weiner,	2021	$280,000	$—		$1,289,036	$—	$168,000	$9,750		$1,746,786
Chief Strategy Officer	2020	$275,401	$1,500,000		$—	$—	$93,000	$9,751		$1,878,152

____________

(1)      Amounts reported for 2021 reflect the aggregate grant date fair value, computed in accordance with FASB ASC Topic 718, of the RSUs granted pursuant to the Omnibus Incentive Plan. For more information on the RSUs, see the “Outstanding Equity Awards at 2021 Fiscal Year-End” table and — “Equity Incentives” below. The assumptions used in calculating the grant date fair value of the RSUs reported in this column are set forth in Note 9 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2021.

(2)      Amounts reported for 2021 reflect the aggregate grant date fair value, computed in accordance with FASB ASC Topic 718, of the stock options granted pursuant to the Omnibus Incentive Plan. For more information on the stock options, see the “Outstanding Equity Awards at 2021 Fiscal Year-End” table and — “Equity Incentives” below.

(3)      Amounts represent the annual bonus earned by each of our Named Executive Officers pursuant to their respective employment agreements based on the achievement of the applicable performance conditions. See “— Annual Bonuses” below.

(4)      Amounts represent the amount of matching contributions under our 401(k) plan. See “— 401(k) Plan” below.

(5)      This amount has been updated to correct the amount presented in 2020 as a result of an immaterial administrative error.

(6)      Ms. Shepard was not a Named Executive Officer or an executive officer in 2020.

(7)      Amount represents a signing bonus paid to Ms. Shepard in October 2021.

Outstanding Equity Awards at Fiscal Year End

The following reflects information regarding outstanding equity-based awards held by our Named Executive Officers as of December 31, 2021. Please see Omnibus Incentive Plan Awards below for additional information regarding these awards.

	Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable		Option Exercise Price		Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested		Market Value of Shares or Units of Stock That Have Not Vested
Jeffrey Hack	9,749,443	6,499,638	(1)(2)	N/A	(5)	N/A(5)	—		—
Michele Shepard	—	252,500	(3)	9.48		10/5/2031	252,500	(6)	1,600,850
Benjamin Weiner	1,031,272	183,244	(1)(4)	N/A	(5)	N/A(5)	46,469	(7)	294,613

____________

(1)      These equity awards held by Messrs. Hack and Weiner are Incentive Units, which are intended to be profits interests for federal income tax purposes. For more information on the Incentive Units, see “— Incentive Units,” below. Despite the fact that the Incentive Units do not require the payment of an exercise price or have an option expiration date, we believe they are economically similar to stock options and, as such, they are reported in this table as “Option” awards. Awards reflected as “Unexercisable” are Incentive Units that have not yet vested. Awards reflected as “Exercisable” are Incentive Units that have vested, but remain outstanding.

(2)      One-half of these Incentive Units will vest on each of November 12, 2022 and November 12, 2023, in each case, so long as Mr. Hack remains continuously employed by the Company through the applicable vesting date.

(3)      These options will vest in five equal installments on October 5, 2022, October 5, 2023, October 5, 2024, October 5, 2025 and October 5, 2026, in each case, so long as Ms. Shepard remains continuously employed by the Company through the applicable vesting date.

(4)      These Incentive Units will vest on August 1, 2022, so long as Mr. Weiner remains continuously employed by the Company through the vesting date.

(5)      These awards are not traditional options, and therefore, there is no exercise price or expiration date associated with them.

(6)      These RSUs will vest in three equal annual installments on October 5, 2022, October 5, 2023 and October 5, 2024, in each case, so long as Ms. Shepard remains continuously employed by the Company through the applicable vesting date.

(7)      These RSUs will vest on August 1, 2022, so long as Mr. Weiner remains continuously employed by the Company through the vesting date.

Omnibus Incentive Plan Awards

We maintain the Omnibus Incentive Plan for employees and other service providers who perform services for us. The purpose of awards under the Omnibus Incentive Plan is to align the interests of eligible service providers with the interests of our shareholders by providing long term incentive compensation opportunities tied to Company and/or share performance.

Each of our Named Executive Officers is eligible to participate in the Omnibus Incentive Plan. The Omnibus Incentive Plan allows for the grant of stock options, stock appreciation rights, restricted shares, performance awards, other share-based awards (such as RSUs) and cash-based awards. The Compensation Committee determines the size and vesting terms of all awards made under the Omnibus Incentive Plan, and recommends the terms to the Board for approval. The Compensation Committee administers all other aspects of the Omnibus Incentive Plan.

Ms. Shepard holds an option to purchase shares of our common stock granted pursuant to the Omnibus Incentive Plan that vest in five equal annual installments starting on October 5, 2022, in each case, so long as Ms. Shepard remains continuously employed by the Company through the applicable vesting date. In addition, Ms. Shepard and Mr. Weiner hold RSUs granted pursuant the Omnibus Incentive Plan that vest (i) with respect to Ms. Shepard, in three equal annual installments starting on October 5, 2022, and (ii) with respect to Mr. Weiner, on August 1, 2022, in each case so long as the Named Executive Officer remains continuously employed by the Company through the vesting date. For more information about these awards, see “Potential Payments upon Termination or Change in Control — Options/RSUs” below.

Incentive Units

Pursuant to Limited Liability Company Agreement of Ultra (the “Ultra LLC Agreement”), Ultra may, subject to approval of its board of managers (the “Board of Managers”), issue Incentive Units to any employee, officer, director, consultant or other service provider of Ultra or any of its subsidiaries. The Incentive Units are intended to constitute “profits interests” within the meaning of Revenue Procedures 93-27 and 2001-43. As profits interests, the Incentive Units have no value for tax purposes on the date of grant, but instead are designed to gain value only after holders of certain other classes of equity in Ultra have received a certain level of returns. Subject to adjustment pursuant to the terms of the Ultra LLC Agreement, 50,000,000 Incentive Units are authorized for issuance under the Ultra LLC Agreement, and as December 31, 2021, there were 39,074,593 Incentive Units outstanding. See the “Outstanding Equity Awards” table for additional details on the Incentive Units granted to our Named Executive Officers.

Messrs. Hack and Weiner were granted Incentive Units pursuant to the terms and conditions set forth in the Ultra LLC Agreement and a senior management agreement and/or award agreement with each of Messrs. Hack and Weiner (as applicable, referred to herein as “award agreements”). The number of Incentive Units granted to each of Messrs. Hack and Weiner was not determined pursuant to any formulaic equation or benchmarking to any peer groups; rather, the number of Incentive Units is determined by the Board of Managers in its sole discretion, after taking into account discussions among management team and overall retention goals. The Incentive Units held by Messrs. Hack and Weiner generally vest 20% on each of the first five anniversaries of the grant date (subject to their continued employment); however, the Incentive Units held by Mr. Hack that were scheduled to vest on or prior to January 31, 2021 automatically vested on the closing of the Business Combination, to the extent that they had not vested as of such time. For information about treatment of the Incentive Units upon termination of employment, and “Investor Complete Selldown” or a “Sale of the Company,” please see “Potential Payments Upon Termination or Change in Control” below.

Subject to the terms of the Ultra LLC Agreement and the award agreements, holders of vested Incentive Units are entitled to participate in distributions made by Ultra following a return of capital contributions to the holders of Class A-1 Preferred Units and Class A-2 Units and certain other preferred distribution rights, and subject to the achievement of certain “participation thresholds” (as set forth in the award agreements).

Potential Payments upon Termination or Change in Control

Severance Benefits

Each employment agreement provides for severance benefits (as described below) in the event the Named Executive Officer’s employment is terminated by the Board without “cause” or by the Named Executive Officer for “good reason” (each as defined in the employment agreements). Such severance benefits are subject to each Named Executive Officer’s execution and non-revocation of a general release of claims and continued compliance with the restrictive covenants set forth in the Named Executive Officer’s employment agreement (as further described below).

Mr. Hack’s severance benefits consist of (a) continued payment of base salary for a period of 12 months (the “severance period”); provided that we may elect to extend the severance period for an additional 12 months, and if so elected, the amount payable during the second year of the severance period will be $1,250,000 and paid within 60 days of our election to extend the severance period, (b) reimbursement of Mr. Hack’s premiums incurred for participation in Consolidated Omnibus Budget Reconciliation Act (COBRA) coverage for the applicable severance period, and (c) a pro-rated annual bonus for the fiscal year during which Mr. Hack’s termination occurs (the “termination year”), payable at the time annual bonuses are otherwise paid to senior management and calculated based on the portion of target bonuses received by the remaining senior management team members with respect to the applicable termination year.

Ms. Shepard’s severance benefits consist of (i) an amount equal to one year of her base salary, payable over twelve months, and (ii) during the portion, if any, of the twelve-month period following a qualifying termination that Ms. Shepard elects to continue coverage under the Company’s group health plans pursuant to COBRA, payment or reimbursement on a monthly basis for the difference between the amount Ms. Shepard pays to continue such coverage and the employee contribution amount that similarly situated employees of the Company pay for similar coverage under such group health plans.

Mr. Weiner’s severance benefits consist of an amount equal to one year of his base salary, payable over twelve months.

For purposes of Mr. Hack’s employment agreement, “good reason” generally means, subject to certain notice and cure provisions, (i) a reduction in base salary, a material reduction in employee benefits, or failure to pay an annual bonus consistent with the bonus plan adopted by the Board, (ii) any change to his title, or the assignment of duties materially inconsistent with his position, or (iii) a material breach of his employment agreement or breach of any representation set forth in his employment agreement.

For purposes of Ms. Shepard’s employment agreement, “good reason” generally means, subject to certain notice and cure provisions, (i) a material reduction in base salary and target bonus, (ii) a material diminution in title, responsibilities, or authority, (iii) the assignment of duties materially inconsistent with her position, (iv) a material breach of the employment agreement, or (v) a change in Ms. Shepard’s primary work office or arrangements to a location outside of the New York metropolitan area, in each case, without prior written consent.

For purposes of Mr. Weiner’s employment agreement, “good reason” generally means, subject to certain notice and cure provisions, (i) a reduction in base salary, target bonus, and employee benefits, or (ii) a material diminution in title, or the assignment of duties materially inconsistent with the executive’s position.

For purposes of Messrs. Hack and Weiner’s employment agreements, “cause” generally means (i) the conviction of a felony or crime involving moral turpitude, or the commission of any other act or omission involving fraud, (ii) substantial and repeated failure to perform duties of the office held by the executive, (iii) gross negligence or willful misconduct, (iv) conduct by the executive which would reasonably be expected to bring the Company or its subsidiaries into substantial public disgrace or disrepute, (v) breach of the restrictive covenants set forth in the executive’s employment agreement, and/or (vi) failure to observe or a violation of any written policies of the Company or Paya, Inc.

For purposes of Ms. Shepard’s employment agreement, “cause” generally means (i) being named as a defendant in any criminal proceedings, and as a result of being named as a defendant, the operations, financial condition, or reputation of the Company, Paya, Inc. or their respective subsidiaries are materially injured, or being convicted of a crime, (ii) the commission of any other act or omission involving dishonesty or fraud with respect to the Company, Paya, Inc. or any of their respective subsidiaries or any of their customers, vendors or employees, (iii) substantial and repeated failure to perform duties of the office held by Ms. Shepard as reasonably directed by the CEO (other than as a result of disability), (iv) gross negligence or willful misconduct with respect to the Company, Paya, Inc. or any of their respective subsidiaries or any of their customers, vendors or employees, (v) conduct which could reasonably be expected to bring the Company, Paya, Inc. or any of their respective subsidiaries into substantial public disgrace or disrepute, (vi) any breach by Ms. Shepard of the restrictive covenants in her employment agreement, and/or (vii) a failure to observe Paya, Inc. policies or standards regarding employment practices (including nondiscrimination and sexual harassment policies).

The employment agreements also subject the Named Executive Officers to certain restrictive covenants, including non-competition and non-solicitation covenants and perpetual mutual non-disparagement and confidentiality covenants. The non-competition and non-solicitation covenants apply during each Named Executive Officer’s employment and for 12 months thereafter (the “post-termination restricted period”); provided that (i) if Mr. Hack’s severance period is extended to 24 months, his post-termination restricted period will be increased to 24 months and (ii) if Mr. Weiner’s employment is terminated for “good reason” or without “cause”, his post-termination restricted period will be reduced to 6 months.

Options and RSUs

Pursuant to the terms of Ms. Shepard’s option award agreement and the terms of Ms. Shepard’s and Mr. Weiner’s RSU award agreements, in the event the Company terminates the Named Executive Officer’s employment without “cause” or the Named Executive Officer resigns for “good reason” (each as defined in the applicable award agreement), in each case within one year following a “change in control” (as defined in the applicable award agreement), any unvested portion of the award will automatically vest upon such termination.

Incentive Units

Pursuant to the terms of the applicable award agreements, the Incentive Units fully vest upon a “Sale of the Company” or an “Investor Complete Selldown” (as such terms are defined in the Ultra LLC Agreement), subject to the holder’s continued employed through such sale. A “Sale of the Company” is generally defined as an event, whereby any “person” or group of related “persons” (other than the investors parties to the Ultra LLC Agreement and their controlled affiliates), in the aggregate, acquire(s) (a) a majority of the Class B Units of Ultra (or successor securities thereto) then outstanding or (b) all or substantially all of Ultra’ assets determined on a consolidated basis, provided that a “public offering” (as defined in the Ultra LLC Agreement) does not constitute a “Sale of the Company.” An “Investor Complete Selldown” will occur in the event Ultra has sold all of its assets.

In the event a Named Executive Officer who holds Incentive Units experiences a termination of employment, his unvested Incentive Units will be immediately forfeited without consideration; provided that if such termination is by the Named Executive Officer with “good reason,” due to death or disability, or by Ultra or an affiliate without “cause,” then an additional 20% of the Incentive Units will become vested as of the date of such termination, and in the case of Mr. Hack, any remaining unvested Incentive Units that would have been immediately forfeited are instead treated as follows (i) on the day following the date that a new chief executive officer commences employment as such (the “Change Date”), 50% of such unvested Incentive Units, if any, will vest, and (ii) on the date that is six months following the Change Date, all of Mr. Hack’s remaining unvested Incentive Units, if any, will vest; in each case, subject to Mr. Hack’s cooperation and support with the succession process in good faith. In addition, if a Named Executive Officer’s termination of employment is for “cause” (as defined in the Named Executive Officer’s employment agreement), all Incentive Units (whether vested or unvested) will be immediately forfeited without consideration. If a Named Executive Officer resigns without “good reason” (as defined in the Named Executive Officer’s employment agreement), his Incentive Units (whether vested or unvested) will be immediately forfeited without consideration; provided that in the event a Named Executive Officer resigns without “good reason,” the following portion of the Named Executive Officer’s vested Incentive Units will not be automatically forfeited: 50% if such resignation occurs prior to November 1, 2024, 75% if such resignation occurs on or following November 1, 2024, and 100% if such resignation occurs following November 1, 2025.

Director Compensation

Structure

In the 2021 fiscal year, the annual compensation of our non-employee and non-GTCR directors consisted of annual cash fees equal to $100,000, an additional annual cash fee equal to $25,000 payable to the Chair of the Audit and Risk Committee, and an annual grant of RSUs with a fair market value equivalent to $50,000 that generally vests on the one-year anniversary of the grant date. In addition, our non-employee and non-GTCR directors who were elected or appointed to the Board in 2021 received a foundational grant of RSUs with a fair market value equivalent to $250,000 that generally vests 20% on each of the first five anniversaries of the grant date.

In addition, all non-employee directors were also reimbursed for their reasonable expenses to attend meetings of our Board and related committees and otherwise attend to our business.

Beginning in the 2022 fiscal year, the annual compensation of our non-employee directors and non-GTCR directors provides for (i) an annual cash retainer of $30,000 for service as the non-executive chair, (ii) an annual cash retainer of $35,000 for service as a non-employee director (including the non-executive chair), (iii) an additional annual cash retainer of $50,000 for service as the chairperson of the Audit and Risk Committee, and an additional $10,000 annual cash retainer for each other member of the Audit and Risk Committee, (iv) an additional annual cash retainer of $12,500 for service as the chairperson of the Compensation Committee, and an additional $6,250 annual cash retainer for each other member of the Compensation Committee, (v) an additional cash retainer of $10,000 for service as the chairperson of the Nominating and Corporate Governance Committee, and an additional cash retainer of $5,000 for each other member of the Nominating and Corporate Governance Committee, and (vi) an annual RSU award with a fair market value of $130,000. In addition, in the event a new non-employee director is elected or appointed to the Board, the Compensation Committee will determine such non-employee director’s eligibility to receive an RSU award in such amount and with such vesting schedule as determined by the Compensation Committee. All non-employee directors are also reimbursed for their reasonable expenses to attend meetings of our Board and related committees and otherwise attend to our business.

Compensation for Fiscal Year 2021

The following table provides information concerning the compensation of each director of the Board who served as member of the Board, but did not serve as an employee of the Company or was affiliated with GTCR in the 2021 fiscal year. Mr. Hack, our Chief Executive Officer and directors affiliated with GTCR do not receive compensation for service as directors. The compensation received by Mr. Hack as an employee of the Company is presented in “— Summary Compensation Table.”

Name	Fees Earned or Paid in Cash ($)(1)		Stock Awards ($)(2)	Total ($)
Jeffrey Hack	—		—	—
KJ McConnell	—		—	—
Christine E. Larsen	100,000		50,000	150,000
Oni Chukwu	71,667	(3)	250,000	321,667
Sid Singh	25,000		250,000	275,000
Anna May Trala	—		—	—
Stuart Yarbrough	115,000		—	115,000
Aaron D. Cohen	—		—	—
Collin E. Roche	—		—	—
Michael J. Gordon	100,000		50,000	150,000

____________

(1)      Represents total director fees paid to the directors set forth above in connection with their services on the Board.

(2)      Amounts reported in the “Stock Awards” column reflect the aggregate grant date fair value, computed in accordance with FASB ASC Topic 718, of RSUs granted under the Omnibus Incentive Plan. The assumptions used in calculating the grant date fair value of the RSUs reported in this column are set forth in Note 9 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2021. Messrs. Chukwu and Singh’s RSUs vest 20% on each of the first five anniversaries of June 30, 2021 and September 30, 2021, respectively, and fully vest upon a termination of the director’s services due to the director’s death or disability or upon a “change in control”, subject to the director’s continued provision of services through the consummation of such “change in control.” Ms. Larsen and Mr. Gordon’s RSUs vest on December 31, 2022 and fully vest upon a termination of the director’s services due to the director’s death or disability or upon a “change in control”, subject to the director’s continued provision of services through the consummation of such “change in control.” In the event that a director’s service terminates other than due to the director’s death or disability, all then-unvested RSUs held by such director would be automatically forfeited for no consideration. As of December 31, 2021, Ms. Larsen held 27,886 outstanding RSUs, Mr. Chukwu held 21,404 outstanding RSUs, Mr. Singh held 23,000 outstanding RSUs, and Mr. Gordon held 27,886 outstanding RSUs.

(3)      Mr. Chukwu was appointed to the Board on April 13, 2021. His director fees were prorated based on his appointment date.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Policies and Procedures for Approval of Related Party Transactions

We have adopted a written policy with respect to the review, approval and ratification of related party transactions. Under the policy, our Audit and Risk Committee is responsible for reviewing and pre-approving related party transactions. In the course of its review and approval of related party transactions, our Audit and Risk Committee considers the relevant facts and circumstances to decide whether to pre-approve such transactions. In particular, our policy requires our Audit and Risk Committee to consider, among other factors it deems appropriate:

•        the related person’s relationship to us and interest in the transaction;

•        the material facts of the proposed transaction, including the proposed aggregate value of the transaction;

•        the impact on a director’s independence in the event the related person is a director or an immediate family member of the director;

•        the benefits to us of the proposed transaction;

•        if applicable, the availability of other sources of comparable products or services; and

•        an assessment of whether the proposed transaction is on terms that are comparable to the terms available to an unrelated third party or to employees generally.

The Audit and Risk Committee may only approve those transactions that are in, or are not inconsistent with, our best interests and those of our shareholders, as the Audit and Risk Committee determines in good faith.

In addition, under our Code of Ethics our employees, directors and executive officers must seek determinations and prior authorizations or approvals of potential conflicts of interest.

Related Party Transactions

Other than compensation arrangements for our directors and named executive officers, which are described in the section entitled “Executive and Director Compensation”, below we describe transactions during the fiscal year ended December 31, 2021 to which we were a participant or will be a participant, in which:

•        the amounts involved exceeded or will exceed $120,000; and

•        any of our directors, executive officers, or holders of more than 5% of our capital stock, or any member of the immediate family of, or person sharing the household with, the foregoing persons, had or will have a direct or indirect material interest.

Related Person Transactions

Director Nomination Agreement

For more information on the Director Nomination Agreement that we are party to with GTCR, see “Board of Directors and Corporate Governance — Director Nomination Agreement.” Aaron D. Cohen, KJ McConnell, Collin E. Roche and Anna May Trala, four of our current directors, are employed as a Managing Director, Principal, Managing Director, and Managing Director, respectively, of GTCR.

Tax Receivable Agreement

In connection with the closing of the Business Combination, the Company entered into a Tax Receivable Agreement with Ultra, GTCR Fund XI/C LP, Paya Holdings II, LLC (“Holdings”) and GTCR/Ultra Blocker, Inc. Holdings is a subsidiary of the Company. The Tax Receivable Agreement generally provides for the payment by the Company to Ultra of 85% of the net cash savings, if any, in U.S. federal, state and local income taxes that the Company actually realizes (or is deemed to realize in certain circumstances) in periods after the closing of the Business Combination as a result of: (i) certain tax attributes of GTCR Fund XI/C LP, Holdings and subsidiaries of Holdings that existed prior to the closing of the Business Combination; (ii) certain increases in the tax basis of Holdings assets resulting from the transactions effected at the closing of the Business Combination; (iii) imputed interest deemed to be paid by the Company as a result of payments the Company makes under the Tax Receivable Agreement; and (iv) certain increases in tax basis resulting from payments the Company makes under the Tax Receivable Agreement. No payments were made during the year ended December 31, 2021.

Indemnification of Officers and Directors

We are party to indemnification agreements with each of our officers, directors and director nominees. The indemnification agreements provide the officers and directors with contractual rights to indemnification, expense advancement and reimbursement, to the fullest extent permitted under Delaware law. Additionally, we may enter into indemnification agreements with any new directors or officers that may be broader in scope than the specific indemnification provisions contained in Delaware law. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our officers and directors pursuant to the foregoing agreements, we have been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act, and is therefore unenforceable.

Contributions from Ultra

The Company received cash contributions from Ultra in the amounts of $0 and $12,211 for the years ended December 31, 2021 and 2020, respectively.

Receivable from Affiliate

The Company, previously as a wholly-owned subsidiary of Ultra, funded certain transactions on behalf of its parent company that resulted in a receivable from affiliate between the two entities. In the year ended December 31, 2020, Holdings settled its receivable from affiliate balance in connection with the Business Combination, which resulted in a distribution of $24,943 to Ultra. The Company had a related party receivable from affiliate balance of $0 for the years ended December 31, 2021 and December 31, 2020.

Advisory Agreement

The Company entered into an Advisory Agreement with GTCR Management XI LP, an affiliate of GTCR, on August 1, 2017 for business consulting services. In exchange for those services the Company paid GTCR Management XI LP an annual advisory fee of $1,000 payable in advance in quarterly installments. The Company recorded total charges of $0 and $750 related to the Advisory Agreement in selling, general & administrative expenses on the consolidated statement of income and other comprehensive income for the years ended December 31, 2021 and 2020, respectively. The Company recorded no related party payable to GTCR on the consolidated balance sheet as of December 31, 2021 and 2020, respectively.

The Advisory Agreement was terminated on October 16, 2020 in connection with the consummation of the Fintech Transaction

Related Party Transactions — Antares

Antares Capital LP is an investor in GTCR, LLC and was the administrative agent and a lender under the Credit Agreement, dated as of August 1, 2017, among Holdings, the Borrowers, the financial institutions from time to time party thereto as lenders, and Antares Capital LP, as administrative agent (as amended from time to time, the “Prior Credit Agreement”). As such, Antares is considered a related party. The Company recorded interest expense of $6,841 and $15,671 in expense on the consolidated statement of income and other comprehensive income for the years ended December 31, 2021 and 2020, respectively, related to the Prior Credit Agreement. The outstanding balance of debt at December 31, 2020 recorded on the consolidated balance sheet was $222,516 net of debt issuance costs of $6,161. On June 25, 2021, the Company repaid the remaining principal and interest on the Prior Credit agreement and as such, Antares is no longer the administrative agent or a lender under the Company’s current Credit Agreement.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information about the beneficial ownership of our common stock as of April 20, 2022 for:

•        each person or group known to us who beneficially owns more than 5% of our common stock;

•        each of our directors;

•        each of our Named Executive Officers; and

•        all of our directors and executive officers as a group.

The numbers of shares of common stock beneficially owned and percentages of beneficial ownership are based on 132,069,288 shares of common stock outstanding as of April 20, 2022.

Beneficial ownership for the purposes of the following table is determined in accordance with the rules and regulations of the SEC. These rules generally provide that a person is the beneficial owner of securities if such person has or shares the power to vote or direct the voting thereof, or to dispose or direct the disposition thereof or has the right to acquire such powers within 60 days. Common stock subject to options or RSUs that are currently exercisable or exercisable or will vest within 60 days of April 20, 2022 are deemed to be outstanding and beneficially owned by the person holding the options or RSUs. These shares, however, are not deemed outstanding for the purposes of computing the percentage ownership of any other person. Except as disclosed in the footnotes to this table and subject to applicable community property laws, we believe that each shareholder identified in the table possesses sole voting and investment power over all common stock shown as beneficially owned by the shareholder.

Unless otherwise noted below, the address of each beneficial owner listed on the table is c/o Paya Holdings Inc., 303 Perimeter Center North Suite 600 Atlanta, Georgia 30346.

Name of Beneficial Owner	Number of Shares Beneficially Owned	Percentage of Shares Outstanding
5% Stockholders
GTCR-Ultra Holdings, LLC(1)	45,234,022	34.3%
Massachusetts Financial Services Company(2)	8,092,139	6.1%
Named Executive Officers, Directors and Director Nominee
Debora Boyda	—	—
Jeffrey Hack	—	—
Benjamin Weiner	29,136	*
Michele Shepard	—	—
Oni Chukwu	—	—
Aaron D. Cohen	—	—
Michael J. Gordon	5,000	*
Christine Larsen	5,000	*
KJ McConnell	—	—
Collin E. Roche	—	—
Sid Singh	—	—
Anna May Trala	—	—
Stuart Yarbrough	—	—
All Directors and Executive Officers as a Group (15 individuals)(3)	55,843	*

____________

*        Indicates percentage of less than one percent.

(1)      Consists of shares held directly by Ultra. In addition, the Company is obligated to issue to Ultra 14,000,000 additional shares of common stock to be issued in 7,000,000 share increments, when the Company’s stock price reaches $15.00 and $17.50 per share, respectively, as calculated in accordance with the merger agreement entered into for the acquisition of the Company by FinTech. If all 14,000,000 additional shares are issued, Ultra would beneficially own 59,234,022 shares, or 44.9% of the Company’s outstanding shares of common stock. Voting and dispositive power with respect to the shares of common stock held by Ultra is exercised by GTCR Investment XI LLC. Decisions of GTCR Investment XI LLC are made by a vote of a majority of its directors, and, as a result, no single person has voting or dispositive authority over such securities. Messrs. David A. Donnini, Collin E. Roche, Craig A. Bondy, Constantine S. Mihas, Mark M. Anderson, Aaron D. Cohen, Sean L. Cunningham, and Benjamin J. Daverman are each managing directors of GTCR LLC, which provides management services to GTCR Investment XI LLC and each disclaims beneficial ownership of the securities controlled by such entity, except to the extent of his pecuniary interest in such securities. The business address of each of the foregoing entities and persons is c/o GTCR Management XI LLC, 300 North LaSalle Street, Suite 5600, Chicago, Illinois 60654.

(2)      As reported on Schedule 13G filed on February 2, 2022, all shares of common stock are beneficially owned by Massachusetts Financial Services Company. The business address of the foregoing entity is 111 Huntington Avenue, Boston, MA 02199.

(3)      Includes 8,000 shares issuable upon the exercise of outstanding exercisable options as of April 20, 2022.

Delinquent Section 16(a) Reports

Section 16(a) of the Exchange Act requires directors, executive officers and persons who beneficially own more than 10% of our common stock to file certain reports with the SEC concerning their beneficial ownership of our common stock. Based solely on our review of the Section 16(a) reports filed electronically with the SEC and our knowledge of certain transactions with directors and executive officers, we believe that all reporting persons were in compliance with all Section 16(a) filing requirements with respect to the year ended December 31, 2021, except that due to administrative error of the Company, a Form 4 for Mr. Weiner was inadvertently filed after the due date.

PROPOSAL 2 — SAY-ON-PAY

We are asking shareholders to approve, on an advisory basis, the compensation of our named executive officers as disclosed in the “Executive and Director Compensation” and the related compensation tables and narrative. This item is being presented pursuant to Section 14A of the Exchange Act. Although this advisory vote is not binding, the Compensation Committee will consider the voting results when evaluating our executive compensation program.

Our executive compensation program is designed to support our long-term success and reflect our pay-for-performance culture. We have a strong belief in promoting a pay-for-performance culture, and, accordingly, as described in the “Executive and Director Compensation” of this proxy statement, the Compensation Committee has structured an executive compensation program that is competitive, rewards achievement of our business objectives, and aligns the interests of our executive officers, including our Named Executive Officers, with those of our shareholders. Our executive compensation program is designed to recruit and retain as executive officers individuals with the highest capacity to develop, grow, and manage our business, and to align their compensation with our short-term and long-term goals.

You are being asked to approve the following resolution at the Annual Meeting:

RESOLVED, that the compensation paid to the Company’s Named Executive Officers, as disclosed pursuant to Item 402 of Regulation S-K, including the description of our compensation program, compensation tables and narrative discussion is hereby APPROVED.

THE BOARD RECOMMENDS A VOTE “FOR” APPROVAL, ON AN ADVISORY BASIS, OF
THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS AS
DESCRIBED IN THIS PROXY STATEMENT.

PROPOSAL 3 — SAY-ON-PAY FREQUENCY

Pursuant to Section 14A of the Exchange Act, we are asking shareholders to cast an advisory vote on the frequency of future advisory votes on executive compensation. Shareholders may specify whether they prefer such votes to occur every year, every two years, or every three years, or they may abstain. The Board recommends that this vote occur every year.

Although we recognize the potential benefits of having less frequent advisory votes on named executive officer compensation (including allowing the Company additional time to conduct a more detailed review of its compensation practices in response to the outcome of shareholder advisory votes), we recognize that the widely adopted standard is to hold “say-on-pay” votes annually. We also acknowledge current shareholder expectations regarding having the opportunity to express their views on the Company’s compensation of its named executive officers on an annual basis. In light of investor expectations and prevailing market practice, the Board recommends that the advisory vote on named executive officer compensation occur every year.

Although the shareholders’ vote on this proposal is not binding, the Compensation Committee and the Board will consider the voting results in determining the frequency of future advisory votes. Notwithstanding the Board’s recommendation and the outcome of the shareholders vote, the Board may in the future decide to conduct advisory votes on a more or less frequent basis and may vary its practice based on factors such as discussions with shareholders and the adoption of material changes to compensation programs.

THE BOARD RECOMMENDS SHAREHOLDERS VOTE, ON AN ADVISORY BASIS, TO CONDUCT FUTURE ADVISORY VOTES ON EXECUTIVE COMPENSATION “EVERY YEAR.”

PROPOSAL 4 — APPROVAL OF AN AMENDMENT TO THE PAYA HOLDINGS INC. 2020 OMNIBUS INCENTIVE PLAN TO INCREASE THE NUMBER OF SHARES OF COMMON STOCK AUTHORIZED FOR ISSUANCE THEREUNDER BY 10,000,000 SHARES, IMPOSE A MINIMUM VESTING REQUIREMENT AND PROHIBIT DIVIDEND PAYMENTS ON UNVESTED AWARDS

At the Annual Meeting, shareholders will be asked to approve an amendment to the Paya Holdings Inc. 2020 Omnibus Incentive Plan (the “Omnibus Incentive Plan”) to (i) increase the maximum number of shares of our common stock authorized for issuance thereunder by 10,000,000 shares, (ii) impose a minimum vesting requirement of at least one year for all awards granted pursuant to the Omnibus Incentive Plan, and (iii) prohibit dividends and dividend equivalents to be paid on awards that have not yet vested or been earned (collectively, the “Proposed Changes”). Our Board believes these changes are appropriate because such changes use equity for the purpose of aligning the interests of participants under the Omnibus Incentive Plan with those of the Company’s shareholders.

The below summary of the Omnibus Incentive Plan is qualified in its entirety by reference to the Omnibus Incentive Plan. The description of the proposed amendment to the Omnibus Incentive Plan included below is only a summary of the proposed amendment and is qualified in its entirety by reference to the actual text of the proposed amendment included in Annex A to this proxy statement.

Overview

The Omnibus Incentive Plan was adopted by the Board effective upon October 16, 2020. The purpose of the Omnibus Incentive Plan is to provide eligible employees, directors, and consultants of the Company the opportunity to receive stock- and cash-based incentive awards in order to attract, retain and reward them and align their economic interests with those of our shareholders.

The maximum number of shares initially reserved for issuance under the Omnibus Incentive Plan was 8,800,000 shares of common stock, subject to adjustment in the event of recapitalization or reorganization. After giving effect to the Omnibus Incentive Plan amendment, the maximum number of shares of common stock reserved for issuance under the Omnibus Incentive Plan is equal to 18,800,000 shares.

As of April 20, 2022, there were 4,478,026 outstanding equity awards issued under the Omnibus Incentive Plan and 4,186,854 shares available to issue.

Description and Text of the Proposed Amendment

Share Reserve Increase

The Board has determined that, to give the Company the ability to attract and retain the key talent necessary for our continued growth and success, the number of shares of common stock available for issuance under the Omnibus Incentive Plan should be increased by 10,000,000 shares, and is proposing an amendment, subject to shareholder approval, to effect such an increase. In evaluating the amount of the increase in the shares available under the Omnibus Incentive Plan, the Compensation Committee and the Board considered the headcount of the Company and the significance of equity awards as a component of overall compensation.

In approving and recommending the increase in the Omnibus Incentive Plan, the Compensation Committee and the Board concluded it was advisable and in the best interests of the Company to increase the number of shares issuable under the Omnibus Incentive Plan to provide the Company with maximum flexibility to use equity awards to continue to support the Company’s growth strategy and maintain its ability to attract and retain talented employees, directors, and consultants. Because the amount and timing of specific equity awards in the future is dependent on the Company’s headcount, management performance, competitive compensation practices, our stock price and a variety of other factors, some of which are beyond our control, it is not possible to determine when or if the currently proposed increase in shares under the Omnibus Incentive Plan will be exhausted or the amount of subsequent dilution that may ultimately result from such awards.

Therefore, the Board is asking you to approve an increase in the maximum number of shares reserved for issuance under the Omnibus Incentive Plan by 10,000,000 shares pursuant to the above in order to allow the future issuance of equity awards to its eligible employees, directors, and consultants. As a result, unless the amount reserved for issuance under the Omnibus Incentive Plan is increased, awards under the Omnibus Incentive Plan that could be used as incentives to attract, motivate, and retain employees, directors, and consultants of the Company who are critical to the success of the Company, will expire. The Company believes equity awards encourage achievement of superior results by providing participants with an opportunity to acquire a proprietary interest in the Company and additional incentive to work for its continued success. Except for the Proposed Changes, approval of the proposed amendment will not result in any other change to the terms of the Omnibus Incentive Plan.

Minimum Vesting Period

The Board has determined that, to incentivize retention of the key talent necessary for our continued growth and success, all awards granted pursuant to the Omnibus Incentive Plan will be subject to a minimum one-year vesting period; provided that such minimum vesting period will not be required with respect to awards of up to 5% of the shares available under the Omnibus Incentive Plan.

Dividends and Dividend Equivalent

The Board has determined that, to incentivize retention of the key talent necessary for our continued growth and success, any dividend or dividend equivalents credited with respect to an award (except for dividends paid following the grant of fully vested shares) will be subject to restrictions and a risk of forfeiture to the same extent as the award with respect to which such shares or other property has been distributed and will not be delivered unless such award has vested.

Historical Award Information and Equity Use

Summarized below is the total number of shares outstanding pursuant to awards granted and shares available for issuance for future equity awards under the Omnibus Incentive Plan as of April 20, 2022. Also shown are the number of shares that would be available for future grant if the amendment to the Omnibus Incentive Plan is approved. As of April 20, 2022, 132,069,288 shares were outstanding.

	Shares Subject to Outstanding Stock Options(1)	Shares Subject to Outstanding RSUs(2)	Shares Remaining Available for Future Grant
As of 4/20/2022 (before the amendment to the Omnibus Incentive Plan is approved)	1,957,514	2,520,512	4,186,854
Shares available for future grant if the amendment to the Omnibus Incentive Plan is approved			14,186,854

____________

(1)      As of April 20, 2022, the 1,957,514 stock options outstanding had a weighted average exercise price of $6.84 and a weighted average remaining term of 4.6 years.

(2)      RSUs were the only category of full-value awards outstanding as of April 20, 2022.

Summary of Material Terms of the Omnibus Incentive Plan

Plan Summary

The following is a summary description of the material features of the Omnibus Incentive Plan, which remain unchanged except as set forth in the description of the proposed amendment as described above. The statements made in this proxy statement regarding the amendment to the Omnibus Incentive Plan should be read in conjunction with and are qualified in their entirety by reference to the Omnibus Incentive Plan, a copy of which is available as Exhibit 10.1 to our Form S-8 filed on December 22, 2020. Prior filings with the SEC are available through our website at https:// https://investors.paya.com/financial-information/sec-filings, www.sec.gov, or in printed form upon request by any shareholder.

The Omnibus Incentive Plan provides for the grant of stock options (including ISOs and stock options that do not qualify as ISOs (i.e., nonstatutory stock options)), restricted stock, stock appreciation rights, performance awards, and other share-based and cash-based awards.

Key features of the Omnibus Incentive Plan, as amended, include:

•        No automatic award grants are promised to any eligible individual;

•        Shares (i) withheld or surrendered in payment of the exercise or purchase price related to a stock option or stock appreciation right, (ii) withheld or surrendered in payment of any taxes related to any award, or (iii) repurchased on the open market with the proceeds from the exercise price of a stock option, in each case, will not be available for new awards under the Omnibus Incentive Plan;

•        No automatic acceleration of vesting of awards on a change in control;

•        No 280G gross-ups;

•        No evergreen or automatic reload provision for the share reserve;

•        10-year term;

•        Discounted stock options or related awards may not be granted;

•        No “repricing” of stock options or stock appreciation rights without shareholder approval (except in the event of certain equitable adjustments or a change in control, as further described below);

•        Awards are subject to potential clawback, cancellation, recoupment, rescission, payback, reduction, or other similar action pursuant to any clawback policy adopted by the Company or applicable law;

•        Awards are generally non-transferrable;

•        One-year minimum vesting period applies to awards of more than 5% of the shares available under the Omnibus Incentive Plan;

•        Dividends and dividend equivalents will not be delivered unless the underlying award has vested; and

•        Meaningful annual limits on awards to non-employee directors.

Share Reserve and Award Limits

Without giving effect to the proposed amendment, an aggregate of 8,800,000 shares of common stock is currently available for issuance with respect to awards granted pursuant to the Omnibus Incentive Plan, and all such shares will be available for issuance upon the exercise of ISOs. In addition, shares subject to awards granted under the Omnibus Incentive Plan that are forfeited, terminated or are cancelled without shares being issued (including awards settled in cash) will again be available for grant or issuance under the Omnibus Incentive Plan. Shares withheld or surrendered in payment of any exercise price of a stock option or stock appreciation right or taxes relating to any award (and shares repurchased on the open market with the proceeds from the exercise price of a stock option) will not again be available for grant or issuance under the Omnibus Incentive Plan.

The Omnibus Incentive Plan further provides that the maximum value of awards granted during any calendar year to any non-employee director may not exceed $400,000 in total value; provided that such limitation will not apply to the first calendar year during which a non-employee director commences service on the Board, or a calendar year in which a non-employee director serves on a special committee or as lead director or chairperson.

Administration

The Omnibus Incentive Plan will be administered by any committee of the Board duly authorized by the Board to administer the Omnibus Incentive Plan or, if none, the Board (the “Committee”). The Committee has the authority to, among other things, construe and interpret the Omnibus Incentive Plan, grant awards, determine the terms and conditions of awards, modify or adjust the terms and conditions of awards (including the acceleration of vesting of awards), and make all other determinations necessary or advisable for the administration of the Omnibus Incentive

Plan. Awards under the Omnibus Incentive Plan may be made subject to performance conditions and other terms. The Committee may delegate any or all of its powers and duties under the Omnibus Incentive Plan to a subcommittee of directors or to any officer of the Company, including the power to perform administrative functions and grant awards, subject to applicable law. The Committee’s authority shall be subject to the requirement under the Omnibus Incentive Plan that a one-year minimum vesting period shall apply to awards of more than 5% of the shares available under the Omnibus Incentive Plan; provided, that, the foregoing shall not be construed to limit the Committee’s ability to accelerate the vesting of any award in its discretion.

Eligibility

The employees, consultants and directors of the Company and employees, consultants and directors of its affiliates will be eligible to receive awards under the Omnibus Incentive Plan. The Committee will determine who will receive awards, and the terms and conditions associated with such award. As of April 20, 2022, the Company and its subsidiaries had 322 employees, no consultants and nine directors that would have been eligible to participate in the Omnibus Incentive Plan.

Term

No awards may be granted on or after the tenth anniversary of the effective date of the Omnibus Incentive Plan; provided that awards granted before such tenth anniversary may extend beyond that date. In general, the Board or Committee may amend or terminate the Omnibus Incentive Plan and awards outstanding thereunder at any time, subject to applicable laws and shareholder approval requirements and provided that such amendment or termination does not materially and adversely affect participants’ rights.

Stock Options

Any stock options granted under the Omnibus Incentive Plan will be of one of two types: (a) an ISO or (b) a nonstatutory stock option. The Omnibus Incentive Plan provides that ISOs may only be granted to our employees. Nonstatutory stock options may be granted to our employees, directors, and consultants. In general, the exercise price of each stock option must be at least equal to the fair market value of the Company’s common stock on the date of grant (or 110% of the fair market value for certain ISOs). Stock options granted under the Omnibus Incentive Plan may be exercisable at such times and subject to such terms and conditions as the Committee determines. The maximum term of stock options granted under the Omnibus Incentive Plan is ten years (five years in the case of ISOs granted to 10% or more shareholders).

Unless otherwise determined by the Committee and subject to the applicable award agreement, if a participant’s employment or service is terminated (i) as a result of death or disability (as defined in the Omnibus Incentive Plan), any then-vested stock options will generally remain exercisable for one year, (ii) without “cause” or by voluntary resignation, any then-vested stock options will remain exercisable for 90 days, or (iii) for “cause” or by voluntary resignation after the occurrence of an event that would be grounds to terminate the participant’s employment or service for “cause”, all stock options (whether vested or unvested) will be automatically terminate and expire as of such termination. In no event may a stock option be exercised beyond the expiration of its term.

The Committee will determine the methods and form of payment for the exercise price of a stock option (including, in the discretion of the Committee, payment in shares of Company common stock or other property) and the methods and forms in which Company common stock will be delivered to a Participant.

Restricted Stock

The Committee may grant awards consisting of shares of the Company’s common stock subject to restrictions on sale and transfer. The price (if any) paid by a participant for a restricted stock award will be determined by the Committee. Unless otherwise determined by the Committee and subject to the applicable award agreement, vesting will cease on the date the participant no longer provides services to us and unvested shares will be forfeited. The Committee may condition the grant or vesting of shares of restricted stock on the achievement of performance conditions and/or any other terms and conditions as determined by the Committee.

Except as otherwise determined by the Committee, a participant will generally have, with respect to his or her restricted shares, all of the rights of a common shareholder of the Company, including the right to vote such restricted shares, and, subject to and conditioned upon the full vesting of restricted shares, the right to tender those shares, but excluding the right to receive dividends or distributions. For the avoidance of doubt, any dividend or distribution credited with respect to an award of restricted shares will be subject to restrictions and a risk of forfeiture to the same extent as the award with respect to which such shares or other property has been distributed and will not be delivered unless and until such award has vested and been earned.

Stock Appreciation Rights

Stock appreciation rights provide for a payment, or payments, in cash or common stock, to the participant based upon the difference between the fair market value of the Company’s common stock on the date of exercise and the stated exercise price of the stock appreciation right. The exercise price must be at least equal to the fair market value of the Company’s common stock on the date the stock appreciation right is granted. Stock appreciation rights may be exercised in accordance with the applicable award agreement by giving written notice of exercise to the Company specifying the number of stock appreciation rights to be exercised. Stock appreciation rights may vest based on certain terms and conditions, as determined by the Committee. The maximum term of stock appreciation rights granted under the Omnibus Incentive Plan is 10 years.

Unless otherwise determined by the Committee or as set forth in the applicable award agreement, upon a participant’s termination of employment or service, stock appreciation rights will remain exercisable on the same basis as stock options would be exercisable after the participant’s separation from service. See “Stock Options” above for additional details.

Performance Awards

A performance award is an award that becomes payable upon the attainment of specific performance goals. A performance award may become payable in cash or in shares of common stock.

The Committee will establish the objective performance goals for the earning of performance awards based on a performance period applicable to each participant or class of participants in writing before the beginning of the applicable performance period or at such later date while the outcome of the performance goals is substantially uncertain. Such performance goals may incorporate terms and conditions for disregarding (or adjusting for) changes in accounting methods, corporate transactions, and other similar type events or circumstances. At the expiration of the applicable performance period, the Committee will determine the extent to which the performance goals are achieved and the percentage of each performance award that has been earned.

Upon a participant’s termination of employment or service during the performance period for a performance award, the performance award will vest or be forfeited in accordance with the terms and conditions established by the Committee or set forth in the applicable award agreement.

Other Share-Based Awards

The Committee may grant other share-based awards to participants in amounts and on terms and conditions determined by the Committee in its discretion (including shares awarded purely as a bonus and not subject to terms or conditions, shares in payment of the amounts due under an incentive or performance plan, stock equivalent units, restricted stock units (RSUs), and awards valued by reference to book value of shares of common stock). Other share-based awards may be granted either alone or in addition to or in tandem with other awards. Subject to the applicable award agreement and the Omnibus Incentive Plan, shares subject to other share-based awards may not be transferred before the date on which the shares are issued, or, if later, the date on which any applicable restriction, performance, or deferral period lapses.

Cash-Based Awards

The Committee may grant other cash-based awards to participants in amounts and on terms and conditions determined by the Committee in its discretion. Cash-based awards may be granted subject to vesting conditions or awarded without being subject to conditions or restrictions.

Additional Provisions

Awards granted under the Omnibus Incentive Plan may, in general, not be transferred in any manner other than by will or by the laws of descent and distribution, or as determined by the Committee. Unless otherwise restricted by the Committee, awards that are nonstatutory stock options may be exercised during the lifetime of the participant only by the participant. Awards that are ISOs or SARs may be exercised during the lifetime of the participant only by the participant or the participant’s guardian or legal representative.

In the event of a change in control (as defined in the Omnibus Incentive Plan), the Committee may, in its discretion, provide for any or all of the following actions: (i) continue, assume or substitute awards with new rights, (ii) provide for the purchase of awards for cash equal to the excess (if any) of the highest price per share of common stock paid in the change in control transaction over the aggregate exercise price of such awards, provided that if the exercise price of a stock option or stock appreciation right exceeds the “Change in Control Price” (as defined in the Omnibus Incentive Plan), such award may be cancelled for no consideration, (iii) terminate outstanding and unexercised stock options and stock appreciation rights prior to the change in control (in which case holders of such unvested awards would be given notice and the opportunity to exercise such awards), (iv) terminate any award that is unvested as of the change in control, or (v) make any other determination as to the treatment of awards in connection with a change in control (including providing for the acceleration of any outstanding awards). All awards will be equitably adjusted in the case of the division of stock and similar transactions.

Forfeiture and Clawbacks

All awards, amounts, or benefits received or outstanding under the Omnibus Incentive Plan will be subject to clawback, cancellation, recoupment, rescission, payback, reduction, or other similar action in accordance with any Company clawback or similar policy or any applicable law (including Section 10D of the Exchange Act and any applicable rules and regulations promulgated thereunder from time to time by the U.S. Securities and Exchange Commission) related to such actions.

United States Federal Income Tax Consequences

The following summary is based on an analysis of the Internal Revenue Code as currently in effect, existing laws, judicial decisions, administrative rulings, regulations and proposed regulations, all of which are subject to change (possibly retroactively). Moreover, the following is only a summary of United States federal income tax consequences. No attempt has been made to discuss any potential foreign, state, or local tax consequences. Actual tax consequences to participants may be either more or less favorable than those described below depending on the participants’ particular circumstances.

In addition, nonstatutory stock options and SARs with an exercise price less than the fair market value of shares of common stock on the date of grant, SARs payable in cash, and certain other awards that may be granted pursuant to the Omnibus Incentive Plan could be subject to additional taxes unless they are designed to comply with certain restrictions set forth in Section 409A of the Code and guidance promulgated thereunder.

The Omnibus Incentive Plan is not subject to the Employee Retirement Income Security Act of 1974, as amended, and is not intended to be qualified under Section 401(a) of the Code.

Incentive Stock Options

No income will be recognized by a participant for United States federal income tax purposes upon the grant or exercise of an ISO. The basis of shares transferred to a participant upon exercise of an ISO (“ISO Shares”) is the price paid for the shares. If the participant holds the shares for at least one year after the transfer of the shares to the participant and two years after the grant of the stock option, the participant will recognize capital gain or loss upon sale of the shares received upon exercise equal to the difference between the amount realized on the sale and the basis of the stock. Generally, if the shares are not held for that period, the participant will recognize ordinary income upon disposition (a “Disqualifying Disposition”) in an amount equal to the excess of the fair market value of the shares on the date of exercise over the amount paid for the shares, or if less (and if the disposition is a transaction in which loss, if any, will be recognized), the gain on disposition. Any additional gain realized by the participant upon the disposition will be a capital gain. The excess of the fair market value of the ISO Shares over the stock option price for the shares is an item of adjustment for the participant for purposes of the alternative minimum tax. Therefore, although no income is recognized upon exercise of an ISO, a participant may be subject to alternative minimum tax as a result of the exercise. An employer will generally not be entitled to any federal income tax deduction upon the grant or exercise of an ISO, unless a participant makes a Disqualifying Disposition of the ISO Stock. If a participant makes a Disqualifying Disposition, the employer will then, subject to the deduction limitations described below, be entitled to a tax deduction that corresponds as to timing and amount with the compensation income recognized by the participant.

Nonstatutory Stock Options

No income is expected to be recognized by a participant for United States federal income tax purposes upon the grant of a nonstatutory stock option. Upon exercise of a nonstatutory stock option, the participant will recognize ordinary income in an amount equal to the excess of the fair market value of the shares on the date of exercise over the amount paid for the shares. Income recognized upon the exercise of a nonstatutory option will be considered compensation subject to withholding at the time the income is recognized and, therefore, the participant’s employer must make the necessary arrangements with the participant to ensure that the amount of the tax required to be withheld is available for payment. Nonstatutory stock options are designed to provide the employer with a deduction equal to the amount of ordinary income recognized by the participant at the time of the recognition by the participant, subject to the deduction limitations described below.

Stock Appreciation Rights

No income is expected to be recognized by a participant for United States federal income tax purposes upon the grant of SARs. Generally, the participant will recognize ordinary income subject to withholding upon the receipt of payment pursuant to SARs in an amount equal to the aggregate amount of cash and the fair market value of any property (including common stock) received. Subject to the deduction limitations described below, the employer generally will be entitled to a corresponding tax deduction equal to the amount includible in the participant’s income.

Restricted Stock

If the restrictions on an award of shares of restricted stock are of a nature that the shares are both subject to a substantial risk of forfeiture and are not freely transferable (within the meaning of Section 83 of the Code), the participant will not recognize income for United States federal income tax purposes at the time of the award unless the participant affirmatively elects to include the fair market value of the shares of restricted stock on the date of the award, less any amount paid for the shares, in gross income for the year of the award pursuant to Section 83(b) of the Code. In the absence of this election, the participant will be required to include in income for United States federal income tax purposes on the date the shares either become freely transferable or are no longer subject to a substantial risk of forfeiture (within the meaning of Section 83 of the Code), the fair market value of the shares of restricted stock on such date, less any amount paid for the shares. The employer will be entitled to a deduction at the time of income recognition to the participant in an amount equal to the amount the participant is required to include in income with respect to the shares, subject to the deduction limitations described below. If a Section 83(b) election is made within 30 days after the date the restricted stock is received, the participant will recognize ordinary income at the time of the receipt of the restricted stock, and the employer will be entitled to a corresponding deduction, equal to the fair market value of the shares at the time, less the amount paid, if any, by the participant for the restricted stock. If a Section 83(b) election is made, no additional income will be recognized by the participant upon the lapse of restrictions on the restricted stock, but, if the restricted stock is subsequently forfeited, the participant may not deduct the income that was recognized pursuant to the Section 83(b) election at the time of the receipt of the restricted stock but may recognize a loss in an amount equal to the excess, if any, of the amount paid for the restricted stock over the amount received upon such forfeiture (which loss will ordinarily be a capital loss).

If the restrictions on an award of restricted stock are not of a nature that the shares are both subject to a substantial risk of forfeiture and are not freely transferable, within the meaning of Section 83 of the Code, then the participant will recognize ordinary income for United States federal income tax purposes at the time of the transfer of the shares in an amount equal to the fair market value of the shares of restricted stock on the date of the transfer, less any amount paid therefore. The employer will be entitled to a deduction at that time in an amount equal to the amount the participant is required to include in income with respect to the shares, subject to the deduction limitations described below.

Restricted Stock Units

There will be no United States federal income tax consequences to either the participant or the employer upon the grant of restricted stock units. Generally, the participant will recognize ordinary income subject to withholding upon the receipt of cash and/or transfer of shares of common stock in payment of the restricted stock units in an amount equal to the aggregate of the cash received and the fair market value of the common stock so transferred. Subject to the deduction limitations described below, the employer generally will be entitled to a corresponding tax deduction equal to the amount includible in the participant’s income.

Generally, a participant will recognize ordinary income subject to withholding upon the payment of any dividend equivalents paid with respect to an award in an amount equal to the cash the participant receives. Subject to the deduction limitations described below, the employer generally will be entitled to a corresponding tax deduction equal to the amount includible in the participant’s income.

Limitation on the Employer’s Compensation Deduction

In order for the amounts described above to be deductible by the employer, such amounts must constitute reasonable compensation for services rendered or to be rendered and must be ordinary and necessary business expenses. In addition, Section 162(m) of the Code limits the deduction certain employers may take for otherwise deductible compensation payable to certain executive officers of the employer to the extent the compensation paid to such an officer for the year exceeds $1 million.

Excess Parachute Payments

Our ability (or the ability of one of our subsidiaries) to obtain a deduction for future payments under the Omnibus Incentive Plan could also be limited by the golden parachute rules of Section 280G of the Code, which prevent the deductibility of certain excess parachute payments made in connection with a change in control of an employer-corporation.

New Plan Benefits

Grants under the Omnibus Incentive Plan will be made at the discretion of the Committee, and therefore, the benefits or number of shares subject to awards that may be granted in the future to our executive officers, employees and directors is not currently determinable. Therefore, a New Plan Benefits Table is not provided.

Equity Compensation Plan Information

The following table sets forth information regarding the Company’s equity compensation plans as of December 31, 2021.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights		Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights		Number of Securities Remaining Available for Future Issuances Under Equity Compensation Plans (Excluding Securities Reflected in First Column)(3)
Equity Compensation Plans Approved by Security Holders(1)	1,445,645	(2)	$10.87	(2)	7,354,355
Equity Compensation Plans Not Approved by Security Holders	—		—		—
Total	1,445,645		$10.87		7,354,355

____________

(1)      Represents the Paya Holdings Inc. 2020 Omnibus Incentive Plan.

(2)      Does not reflect RSUs, which have no exercise price.

(3)      Does not reflect shares of common stock authorized to be issued under the Omnibus Incentive Plan pursuant to the proposed amendment.

Total Awards under the Omnibus Incentive Plan

The number of awards that an employee, director, or consultant may receive under the Omnibus Incentive Plan is in the discretion of the Committee and therefore cannot be determined in advance. The following table sets forth, as of April 20, 2022: (i) the aggregate number of shares subject to RSUs and options granted under the Omnibus Incentive Plan since inception to each of our Named Executive Officers; executive officers, as a group; directors who are not executive officers, as a group; and all employees who are not executive officers, as a group; and (ii) the grant date value of shares subject to such restricted stock units and options.

Name and Position	Number of Shares of Common Stock Subject to Options(#)(1)	Average Per Share Exercise Price of Option Grants ($)	Number of Shares of Common Stock Subject to RSUs (#)(2)	Dollar Value of Options and RSUs Granted ($) (2) (3)
Jeffrey Hack	448,260	5.12	149,420	1,999,987
Chief Executive Officer
Michele Shepard	280,514	9.04	261,838	3,748,364
Chief Commercial Officer
Benjamin Weiner	112,065	5.12	130,292	1,789,033
Chief Strategy Officer
All current executive officers (includes named executive officers above)	1,351,341	6.67	838,384	11,839,217
All current directors who are not executive officers	—	—	110,176	1,286,503
All employees who are not executive officers	708,569	7.80	1,816,067	14,333,782

____________

(1)      These options have an expiration date of ten years from the date of grant.

(2)      RSUs were the only category of full-value awards outstanding as of April 20, 2022.

(3)      Reflects the aggregate grant date fair value of awards computed in accordance with ASC 718.

Vote Required for Approval

Assuming a quorum is present, the affirmative vote of a majority of the shares of common stock present in person or represented by proxy at the meeting and entitled to vote thereon is required to approve this proposal. Abstentions will be counted as present and entitled to vote on this proposal and will therefore have the effect of a negative vote. Broker non-votes will not be counted as entitled to vote on this proposal and will therefore have no effect on this proposal.

Recommendation of the Board

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT OUR
SHAREHOLDERS VOTE “FOR” THE AMENDMENT TO THE OMNIBUS INCENTIVE PLAN.

PROPOSAL 5 — RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM

The Audit and Risk Committee has appointed Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2022. Services provided to the Company and its subsidiaries by Ernst & Young LLP for the year ended December 31, 2021 are described below and under “Audit and Risk Committee Report.”

Fees and Services

The following table summarizes the aggregate fees for professional audit services and other services rendered by Ernst & Young LLP for the years ended December 31, 2021 and 2020:

	2021	2020
Audit Fees(1)	$2,001,000	$2,073,000
Audit-Related Fees(2)	$426,400	$163,000
Tax Fees	$—	$—
All Other Fees	$—	$—
Total	$2,427,400	$2,236,000

____________

(1)      Consist of fees for the audit and other procedures in connection with the Annual Report on Form 10-K for the years ended December 31, 2021 and 2020.

(2)      Consist of fees related to due diligence on various projects.

In considering the nature of the services provided by the independent auditor, the Audit and Risk Committee determined that such services are compatible with the provision of independent audit services. The Audit and Risk Committee discussed these services with the independent auditor and the Company’s management to determine that they are permitted under the rules and regulations concerning auditor independence promulgated by the SEC to implement the Sarbanes-Oxley Act of 2002, as well as the American Institute of Certified Public Accountants.

The Audit and Risk Committee has adopted a policy that requires advance approval of all audit services as well as non-audit services to the extent required by the Exchange Act and the Sarbanes-Oxley Act of 2002. Unless the specific service has been previously pre-approved with respect to that year, the Audit and Risk Committee must approve the permitted service before the independent auditor is engaged to perform it. Each year, the Audit and Risk Committee will pre-approve audit services, audit-related services and tax services to be used by the Company.

The Audit and Risk Committee approved all services provided by Ernst & Young LLP. Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting. They will have the opportunity to make a statement if they desire to do so, and we expect that they will be available to respond to questions.

Ratification of the appointment of Ernst & Young LLP requires affirmative votes from the holders of a majority of the shares present in person or represented by proxy at the Annual Meeting and entitled to vote. If the Company’s shareholders do not ratify the appointment of Ernst & Young LLP, the Audit and Risk Committee will reconsider the appointment and may affirm the appointment or retain another independent accounting firm. Even if the appointment is ratified, the Audit and Risk Committee may in the future replace Ernst & Young LLP as our independent registered public accounting firm if it is determined that it is in the Company’s best interests to do so.

The Audit and Risk Committee and the Board recommends that you vote “FOR” the ratification of the appointment of Ernst & Young LLP as the independent registered public accounting firm for the year ending December 31, 2022.

AUDIT AND RISK COMMITTEE REPORT

Notwithstanding anything to the contrary set forth in any of the Company’s filings under the Securities Act or the Exchange Act that might incorporate by reference this Proxy Statement, in whole or in part, the following report shall not be incorporated by reference into any such filings.

The Audit and Risk Committee oversees our financial reporting process and Enterprise Risk Management program on behalf of the Board. The Audit and Risk Committee operates under a written charter, a copy of which is available on the “Investors” page of our website, www.paya.com, under the “Corporate Governance” tab. This report reviews the actions taken by the Audit and Risk Committee with regard to our financial reporting process during fiscal 2021 and particularly with regard to the audited consolidated financial statements as of December 31, 2021 and December 31, 2020 and for the three years ended December 31, 2021.

The Audit and Risk Committee is composed solely of independent directors. None of the committee members is or has been an officer or employee of the Company or any of our subsidiaries or has any current business or any family relationship with the Company or any of our subsidiaries or affiliates.

Our management has the primary responsibility for the financial statements and reporting process, including the systems of internal controls. The independent auditors are responsible for performing an independent audit of our consolidated financial statements in accordance with auditing standards generally accepted in the United States and issuing a report thereon. The Audit and Risk Committee’s responsibility is to monitor and oversee these processes and to select annually the accountants to serve as our independent auditors for the coming year.

The Audit and Risk Committee has implemented procedures to ensure that during the course of each fiscal year it devotes the attention that it deems necessary or appropriate to fulfill its oversight responsibilities under the Audit and Risk Committee’s charter.

In fulfilling its oversight responsibilities, the Audit and Risk Committee reviewed and discussed with management the audited consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2021, including a discussion of the quality, rather than just the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements.

In addition, the Audit and Risk Committee reviewed the Enterprise Risk Management program and discussed with management the relevant enterprise risk management policies and procedures.

The Audit and Risk Committee also discussed with the independent auditors, who are responsible for expressing an opinion on the conformity of those audited consolidated financial statements with accounting principles generally accepted in the United States, their judgments as to the quality, rather than just the acceptability, of our accounting principles and such other matters as are required to be discussed with the Audit and Risk Committee under the applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”) and the SEC. In addition, the Audit and Risk Committee discussed with the auditors their independence from management and the Company, including the matters in the written disclosures and the letter required by the PCAOB regarding the independent auditors’ communications with the Audit and Risk Committee regarding independence. The Audit and Risk Committee also considered whether the provision of services during the fiscal year ended December 31, 2021 by the auditors that were unrelated to their audit of the consolidated financial statements referred to above and to their reviews of our interim consolidated financial statements during the fiscal year is compatible with maintaining their independence.

Additionally, the Audit and Risk Committee discussed with the independent auditors the overall scope and plan for their audit. The Audit and Risk Committee met with the independent auditors, with and without management present, to discuss the results of their examination, their observations on our internal controls and the overall quality of our financial reporting.

In reliance on the reviews and discussions referred to above, the Audit and Risk Committee recommended to the Board that the audited consolidated financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2021 for filing with the SEC.

Audit and Risk Committee:

Stuart Yarbrough, Chair

Oni Chukwu

Christine E. Larsen

OTHER MATTERS

We are not aware of any matters other than those discussed in the foregoing materials contemplated for action at the Annual Meeting. The persons named in the proxy card will vote in accordance with the recommendation of the Board on any other matters incidental to the conduct of, or otherwise properly brought before, the Annual Meeting. The proxy card contains discretionary authority for them to do so.

AVAILABILITY OF SEC FILINGS, CODE OF CONDUCT AND COMMITTEE CHARTERS

We are subject to the informational requirements of the Exchange Act and in accordance therewith, we file annual, quarterly and current reports and other information with the SEC. Such information may be accessed electronically by means of the SEC’s home page on the Internet at www.sec.gov. We are an electronic filer, and the SEC maintains an Internet site at www.sec.gov that contains the reports and other information we file electronically.

Copies of our proxy statements and annual, quarterly and current reports and all amendments to those reports filed with the SEC, and our Code of Conduct, Corporate Governance Guidelines and the charters of the Audit and Risk Committee, Nominating and Corporate Governance Committee and Compensation Committee, and any reports of beneficial ownership of our common stock filed by executive officers, directors and beneficial owners of more than 10% of our outstanding common stock are posted on and may be obtained through our website, https://investors.paya.com, at no cost as soon as reasonably practicable after such material is electronically filed with or furnished to the SEC, as applicable.

Please note that our website address is provided as an inactive textual reference only. The information provided on or accessible through our website is not part of this proxy statement.

COST OF PROXY SOLICITATION

The Company is paying the expenses of this solicitation. The Company will also make arrangements with brokerage houses and other custodians, nominees and fiduciaries to forward proxy materials to beneficial owners of stock held as of the Record Date by such persons, and the Company will reimburse such persons for their reasonable out-of-pocket expenses in forwarding such proxy materials. In addition to solicitation by mail, directors, officers and other employees of the Company may solicit proxies in person or by telephone, facsimile, email or other similar means.

ANNEX A
AMENDMENT TO PAYA HOLDINGS INC.
OMNIBUS INCENTIVE PLAN

WHEREAS, Paya Holdings Inc., a Delaware corporation (the “Company”), maintains the Paya Holdings Inc. Omnibus Incentive Plan (the “Plan”); and

WHEREAS, the Company desires to amend the Plan to (i) increase the maximum number of Shares (as defined in the Plan) available for issuance under the Plan by 10,000,000 Shares, subject to stockholder approval, (ii) impose a minimum vesting requirement of at least one year for all awards granted pursuant to the Plan, and (iii) prohibit dividends and dividend equivalents to be paid on awards that have not yet vested or been earned.

NOW, THEREFORE, subject to approval by the Company’s stockholders, the Plan is hereby amended effective as of __________, 2022, subject to stockholder approval, as follows:

1.      Section 4.1(a)(i) of the Plan shall be amended in its entirety to read as follows:

“(i)    The maximum number of Shares available for issuance with respect to Awards under the Plan may not exceed 18,800,000 Shares (subject to any increase or decrease under this Section 4.1 or Section 4.2) (the “Share Reserve”). The Shares to be delivered under the Plan shall be made available from (i) authorized and unissued Shares, (ii) Shares held in or acquired for the treasury of the Company, or (iii) previously issued Shares reacquired by the Company, including shares purchased on the open market. The maximum number of Shares with respect to which ISOs may be granted is 18,800,000 Shares.”

2.      A new Section 13.25 of the Plan shall be added to read as follows:

“Minimum Vesting. Subject to Section 11.1(e), any Award (or portion thereof) granted under the Plan shall vest no earlier than the first anniversary of the date the Award is granted; provided, however, that, notwithstanding the foregoing, Awards that result in the issuance of an aggregate of up to 5% of the Shares available pursuant to Section 4.1 may be granted to any one or more Eligible Individuals without respect to and/or administered without regard for this minimum vesting provision. For the avoidance of doubt, the grant of fully vested Awards will count against the 5% limit described in the immediately preceding sentence. No Award Agreement shall be permitted to reduce or eliminate the requirements of this Section 13.25. Nothing in this Section 13.25 shall preclude the Committee from taking action, in its sole discretion, to accelerate the vesting of any Award for any reason.”

3.      A new Section 13.26 of the Plan shall be added to read as follows:

“Dividends and Dividend Equivalents Subject to Forfeiture. Any dividend or dividend equivalent credited with respect to an Award (except for dividends paid following the grant of unrestricted (i.e., fully vested) Shares) shall be subject to restrictions and a risk of forfeiture to the same extent as the Award with respect to which such Shares or other property has been distributed and shall not be delivered unless and until such Award has vested and been earned.”

4.      Sections 9.2(d) and 10.2(b) are hereby removed in their entirety.

5.      Section 8.3(b) of the Plan shall be amended in its entirety to read as follows:

“Rights as a Stockholder. Except as provided in Section 8.3(a) and this Section 8.3(b) or as otherwise determined by the Committee, the Participant will have, with respect to Restricted Shares, all of the rights of a Stockholder, including the right to vote such Restricted Shares, and, subject to and conditioned upon the full vesting of Restricted Shares, the right to tender those Shares, but excluding the right to receive dividends or distributions. For the avoidance of doubt, any dividend or distribution credited with respect to an award of Restricted Shares shall be subject to restrictions and a risk of forfeiture to the same extent as the Award with respect to which such Shares or other property has been distributed and shall not be delivered unless and until such Award has vested and been earned.”

6.      Except as amended hereby, the Plan is specifically reaffirmed.

Annex A-1

000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000004 ENDORSEMENT LINE SACKPACK MR A SAMPLE DESIGNATION (IF ANY) ADD 1 ADD 2 ADD 3 ADD 4 ADD 5 ADD 6 Your vote matters – here’s how to vote! You may vote online or by phone instead of mailing this card. Online Go to www.envisionreports.com/PAYA or scan the QR code — login details are located in the shaded bar below. Phone Call toll free 1-800-652-VOTE (8683) within the USA, US territories and Canada Save paper, time and money! Sign up for electronic delivery at www.envisionreports.com/PAYA Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. 2022 Annual Meeting Proxy Card 1234 5678 9012 345 IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. A Proposals — The Board of Directors recommend a vote FOR all the nominees listed, FOR Proposals X – X and for every X YEARS on Proposal for Proposal 3. 1. Election of Directors: For Withhold For Withhold 01 - Kallen James (KJ) McConnell 02 - Jeffrey Hack For Against Abstain 2. Approval, by non-binding advisory vote, of the compensation of the Company’s named executive officers. 1 Year 2 Years 3 Years Abstain 3. Approval, by non-binding advisory vote, of the frequency of future advisory votes to approve the compensation of the Company’s named executive officers For Against Abstain 4. Approval of an amendment to the Company’s 2020 Omnibus Incentive Plan to increase the number of shares of common stock authorized for issuance thereunder by 10,000,000 shares, impose a minimum vesting requirement of at least one year for all awards granted pursuant to the plan, and prohibit dividends and dividend equivalents to be paid on awards that have not yet vested or been earned as further described in the Proxy Statement. For Against Abstain 5. Ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2022. B Authorized Signatures — This section must be completed for your vote to count. Please date and sign below. Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title. Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box. C 1234567890 J N T 1 U P X 5 4 1 5 4 4 MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND

The 2022 Annual Meeting of Shareholders of Paya Holdings Inc. will be held on May 31, 2022 at 9:00 a.m. ET, virtually via the internet at www.meetnow.global/MFHZ4AP. To access the virtual meeting, you must have the information that is printed in the shaded bar located on the reverse side of this form. Small steps make an impact. Help the environment by consenting to receive electronic delivery, sign up at www.envisionreports.com/PAYA IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. Proxy — Paya Holdings Inc. Notice of 2022 Annual Meeting of Shareholders Proxy Solicited by Board of Directors for Annual Meeting — May 31, 2022 Glenn Renzulli and Melinda Doster, or any of them, each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Shareholders of Paya Holdings Inc. to be held on May 31, 2022 or at any postponement or adjournment thereof. Shares represented by this proxy will be voted in the manner directed by the shareholder. If no such directions are indicated, the proxies will have authority to vote FOR the election of the Class II nominees listed in this proxy card, FOR Proposals 2, 4 and 5, and EVERY 1 YEAR for Proposal 3. In their discretion, each proxy is authorized to vote upon such other business as may properly come before the meeting. (Items to be voted appear on reverse side) C Non-Voting Items Change of Address — Please print new address below. Comments — Please print your comments below.